PAHRUMP VALLEY INVESTORS,
 A WYOMING LIMITED PARTNERSHIP

AMENDED AND RESTATED

AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP








Dated as of May 1, 1991____________, 199_

PAHRUMP VALLEY INVESTORS
A WYOMING LIMITED PARTNERSHIP

TABLE OF CONTENTS



    Page

Preliminary Statement         1

ARTICLE I     --   Defined Terms        1

ARTICLE II    --   Name and Business        12
    2.1  --   Name; Continuation       12
    2.2  --   Office and Resident Agent          12
    2.3  --   Purpose        12
    2.4  --   Term and Dissolution          12

ARTICLE III   --   Mortgage, Refinancing and Disposition
                of Property       13

ARTICLE IV    --   Partners; Capital        14
    4.1  --   Capital and Capital Accounts       14
    4.2  --   General Partners         15
    4.3  --   Investment Limited Partner, Special
                Limited Partner, and Original Limited
                Partner      15
    4.4  --   Liability of the Limited Partners       16
    4.5  --   Special Rights of the Investment
              Limited Partner and Special Limited
              Partner        16
    4.6  --   Meetings       17

ARTICLE V     --   Capital Contributions of the Investment
                Limited Partner and the Special Limited
                Partner      18
    5.1  --   Payments       18
    5.2  --   Return of Capital Contributions         21

ARTICLE VI    --   Rights, Powers and Duties of General
                Partners          23
    6.1  --   Authorized Acts          23
    6.2  --   Restrictions on Authority          24
    6.3  --   Personal Services        25
    6.4  --   Business Management and Control;
                Tax Matters Partner         25
    6.5  --   Duties and Obligations        26
    6.6  --   Representations and Warranties          28
    6.7  --   Liability on the Permanent Mortgage          31
    6.8  --   Indemnification of the General Partners      31
    6.9  --   Indemnification of the Partnership and
                the Limited Partners        32
    6.10 --   Operating Deficits       33
    6.11 --   Obligation to Complete the Construction
                of the Apartment Complex         33
    6.12 --   Certain Payments to the General Partners
                and Others        35
    6.13 --   Delegation of General Partner Authority      36
    6.14 --   Assignment to the Partnership      37

ARTICLE VII   --   Withdrawal of a General Partner; New
                General Partners       37
    7.1  --   Withdrawal          37
    7.2  --   Obligation to Continue        37
    7.3  --   Withdrawal of All General Partners      38
    7.4  --   Interest of General Partner After
                Permitted Withdrawal        38
    7.5  --   Admission of Additional General Partner(s)
                Under Certain Circumstances

ARTICLE VIII  --   Transferability of Limited Partner
                Interests         39
    8.1  --   Assignments         39
    8.2  --   Substituted Limited Partner        39
    8.3  --   Restrictions        40

ARTICLE IX    --   Working Capital Loan; Borrowings        40
    9.1  --   Working Capital Loan          40
    9.2  --   Borrowings          40

ARTICLE X     --   Profits, Losses, Tax Credits,
                Distributions and Capital Accounts         41
              Allocation of Taxable Income, Tax Losses,
                Tax Credits and Cash Distributions
    10.1 --   Profits, LossesAllocation of Taxable Income,
               Tax Losses and Tax Credits        41
    10.2      Allocation of Taxable Income and Tax
                Losses from Capital Transactions
    10.2.1    --   Allocations Among the General Partners
    10.23     --   Cash Distributions Prior to Dissolution      43
    10.34     --   Distributions Upon Dissolution          45
    10.45     --   Special ProvisionsAllocations Among
                Partners          46
    10.6      Qualified Income Offset
    10.7      Minimum Gain Allocations
    10.8      Regulatory Allocations
    10.9      Partners' Partnership Non-Recourse
                Liabilities
    10.10          Tax Allocations:  Code Section 704(c)
    10.11          Tax Matters Partner
    10.12          Capital Accounts
    10.513    --   Authority of the General Partners to Vary
                Allocations to Preserve and Protect the
                Partners' Intent       49

ARTICLE XI    --   Management Agent         50
ARTICLE XII   --   Books and Records, Accounting, Tax
                Elections, Etc         51

    12.1 --   Books and Records        51
    12.2 --   Bank Accounts       52
    12.3 --   Auditors       52
    12.4 --   Cost Recovery and Elections        52
    12.5 --   Special Basis Adjustments          53
    12.6 --   Fiscal Year         53
    12.7 --   Information to Partners       53
    12.8 --   Expenses of the Partnership        56

ARTICLE XIII  --   General Provisions       57
    13.1 --   Restrictions by Reason of Section 708
                of the Code       57
    13.2 --   Amendments to Certificate          57
    13.3 --   Notices        58
    13.4 --   Word Meanings       58
    13.5 --   Binding Effect      58
    13.6 --   Applicable Law      58
    13.7 --   Counterparts        58
    13.8 --   Financing Regulations         58
    13.9 --   Separability of Provisions         59
    13.10     --   Paragraph Titles         59
    13.11     --   Amendment Procedure      59
    13.12     --   Time of Admission        59

Schedule A                   64





PAHRUMP VALLEY INVESTORS, A
WYOMING LIMITED PARTNERSHIP


AMENDED AND RESTATED
AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

Preliminary Statement


    Pahrump Valley Investors, aA Wyoming Limited Partnership (the "Partnership") was formed as a Wyoming Limited Partnership pursuant to a Certificate of Limited Partnership dated March 31, 1994, by and among Dean
R. Greenwalt, Bucky N. Fong and Carl Eatough as General Partners and as the Limited Partners (in such capacity, the "Original Limited Partners") . The Certificate of Limited Partnership (the "Original Certificate") was filed in the Filing Office on April 7, 1994. The Partnership filed an application for registration and transaction of business in the State of Nevada and so qualified as of March 27, 1995. Certain capitalized terms used herein shall have the respective meanings specified in Article I.

    In consideration of mutual agreements set forth herein, it is agreed and certified, and the Original Agreement and the Original Certificate are hereby amended and restated in their entireties, as follows:


ARTICLE I

Defined Terms

    The defined terms used in this Agreement shall have the meanings specified below:

    Actual Credit means, with respect to a particular year, the total amount of Tax Credit properly allocable by the Partnership to the Investment Limited Partner for such year. The Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Investment Limited Partner is revised after audit.

    Additional Limited Partner means any holder of an Interest designated as an Additional Limited Partner pursuant to Section 7.4.

    Admission Date means the first date on which all parties hereto shall have executed this Agreement or, if, pursuant to the Uniform Act, the Investment Limited Partner shall not be deemed admitted to the Partnership on such date, then the next date thereafter on which the Investment Limited Partner shall be deemed to be admitted to the Partnership under the Uniform Act.

    Affiliate means (A) as to the Investment Limited Partner, the Investment General Partner or Boston Capital, (i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii) i (iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who is an officer of, director of, partner in or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner or trustee, or with respect to which such Person serves in a similar capacity,
(c) who, directly or indirectly, is the beneficial owner of ten per cent (10%) or more of any class of equity securities of such Person or of which such Person is directly or indirectly the owner of ten per cent (10%) or more of any class of equity securities, (d) who is an officer, director, general partner, trustee or holder of ten per cent (10%) or more of the voting securities or beneficial interests of any Person referred to in the foregoing clauses (v) (a), (v) (b) or (v) (c) or (e) who, whatever his title, performs functions for such Person or any Affiliate of such Person similar to a Chairman or member of the Board of Directors, or executive officer such as the President, Executive Vice President or Senior Vice President, Corporate Secretary, or Treasurer, or any Person holding a five per cent (5%) or more equity interest in such Person, or any Person having the power to direct or cause the direction of such Person, whether through the ownership of voting securities, by contract or otherwise; and (B) as to any other named Person or Persons (i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii);
(iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii) i or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who owns or controls ten per cent (10%) or more of the outstanding voting securities of such Person, (c) of which ten per cent (10%) or more of the outstanding voting securities is owned by such Person or any of the Persons referred to in the foregoing clauses (i) through
(iii), (d) who is an officer, director, partner or trustee of such Person, or (e) for which such Person acts in the capacity of officer, director, partner or trustee. An Affiliate of the Investment Limited Partner or of the Investment General Partner does not include a Person who is a partner in a partnership or joint venture with the Investment Limited Partner or any other Affiliate of the Investment Limited Partner if such Person is not otherwise an Affiliate of the Investment Limited Partner or the Investment General Partner. For purposes of this definition, the term Affiliate shall not be deemed to include any law firm (or member or associate thereof) providing legal services to the Investment Limited Partner, the Investment General Partner or any Affiliate of either of them.

    Agreement means this Amended and Restated Agreement and Certificate of Limited Partnership, including Schedule A, as amended from time to time.

    Annual Partnership Management Fee means the fee payable to the General Partners pursuant to the provisions of Section 6.12(a).

    Apartment Complex means the real property located in Pahrump, Pahrump County, Nevada, as more fully described in the Mortgage, together with (i) all buildings and other improvements constructed or to be constructed thereon and (ii) all furnishings, equipment and personal property covered by the Mortgage.

    Applicable Federal Rate means the "applicable federal rate" as defined in Section 1274(d) of the Code.

    Applicable Percentage has the meaning given to it in Section 42(b) of the Code.

    Auditors means Burke & Rea of Stockton, California, or such other firm of independent certified public accountants as may be engaged by the General Partners with the consent of Boston Capital for the purposes of preparing the Partnership income tax returns, auditing the books and records of the Partnership and certifying financial reports of the Partnership.

    Authority means, as applicable, the State of Nevada, Department of Business and Industry, Housing Division, in its capacity as the designated agency of the State of Nevada to allocate the Tax Credits, acting through any authorized representative and/or any other governmental authority having jurisdiction over the particular matter to which reference is being made.

    "Book Depreciation" has the meaning set forth in Section 10.12C.

    "Book Profits and Losses" means the Taxable Income or Tax Losses of the Partnership, adjusted for purposes of determining and maintaining the Partners' Capital Accounts as provided in Section 10.12.

    Boston Capital means Boston Capital Partners, Inc., a Massachusetts corporation, and its successors and assigns.

    Boston Capital Loan means that certain loan in the amount of $103,600 made by the Investment Limited Partner to the Partnership as evidenced by a Demand Promissory Note dated January 30, 1996 and the Loan and Security Agreement dated as of January __, 1996, between the Partnership and the Investment Limited Partner and secured by that certain Guaranty dated as of December __, 1995, from Dean R. Greenwalt, Carl W. Eatough and Bucky H. Fong in favor of the Investment Limited Partner and that certain Collateral Assignment and Pledge of Partnership Interest dated as of January __, 1996, by Dean R. Greenwalt, Carl W. Eatough and Bucky H. Fong to the Investment Limited Partner.

    Breakeven Point means thirty (30) days after the first time at which, as certified by the General Partners, based upon six (6) consecutive full calendar months of operation occurring after the later to occur of (i) the Admission Date or (ii) Permanent Mortgage Closing, with each month taken individually, the rental income (including government subsidies) of the Partnership actually received on a cash basis (excluding prepaid rent) shall have exceeded all the Partnership's expenses on an accrual basis (including the funding of any reserves required pursuant to the terms of this Agreement), except for depreciation, distributions of Cash Flow and Capital Transaction proceeds to the Partners and the fees payable pursuant to this Agreement. For purposes of the foregoing, expenses shall (i) include monthly payments of principal and interest in the amount specified in the Mortgage regardless of any forbearance thereof, (ii) include a ratable portion of the annual amount (as estimated by the General Partners) of those seasonal expenses (such as utilities and maintenance expenses) which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, and (iii) be adjusted, if necessary, so that the expenses of real estate taxes and insurance are based on the General Partners' estimate of the full value of the Apartment Complex after completion of construction.

    Capital Account has the meaning specified in Section 10.12.

    Capital Contribution with respect to any Partner, means the total amount of money and the initial Gross Asset Value of any property (other than money) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Interest of such Partner.

    Capital Transaction means any transaction the proceeds of which are not includable in determining Cash Flow, including, without limitation, the sale or other disposition of all or substantially all of the assets of the Partnership, but excluding the payment of Capital Contributions.

    Carryover Certification means the date upon which the Investment
Limited Partner shall have received, in a form and in substance satisfactory to the Investment Limited Partner, the certification of the Auditors that as of a date no later than December 31, 1995, the Partnership had owned land or depreciable property constituting part of the Apartment Complex and had incurred capitalizable costs with respect to the Apartment Complex of at least ten per cent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1997, so that each building in the Apartment Complex constitutes a "qualified building" for the purposes of
Section 42(h) (1) (E) (ii) of the Code.

    Cash Flow means, with respect to any year or other applicable period,
(a) all Revenues received by the Partnership during such period, plus (b) any amounts which the General Partners, with the Consent of the Investment Limited Partner, and subject to the approval of FmHA, if required, releases from the replacement reserves account and operating reserves account established pursuant to Section 6.5(e) herein as being no longer necessary to hold as part of such accounts, less (i) all operating expenses and obligations of the Partnership paid or payable (on a thirty-day current basis) during the applicable period, including without limitation escrow deposits for taxes and insurance, maintenance and repairs, (ii) all sums due or currently required to be paid under the terms of any Mortgage or any other third-party indebtedness of the Partnership, and (iii) all amounts from Revenues, if any, added or required to be added to the replacement reserves account and/or the operating reserves account during such period. In no event will deductions in determining Cash Flow pursuant to clauses (i) and (ii) above include payments made on account of: the Reporting Fee, amounts due on any Subordinated Loans, the Annual Partnership Management Fee, and/or any portion of the Construction and Development Fee which is not paid from the Installments.

    Cash Flow shall be determined separately for each fiscal year and shall not be cumulative.

    Certificate means the Original Certificate as amended from time to time (including any amendment thereto effected by this Agreement).

    Class Contribution means the aggregate Capital Contributions of all members of a particular class of Partners (i.e., the General Partners or the Limited Partners (including, the Investment Limited Partner, the Special Limited Partner or any Additional Limited Partner).

    Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent and temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

    Commencement Date means the first day of the month in which the Admission Date occurs.

    Competitive Real Estate Commission means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

    Completion Date means the date upon which the Apartment Complex has been completed as evidenced by the issuance by the inspecting architect and by each governmental agency having jurisdiction of certificates of substantial completion or occupancy (or local equivalents) with respect to all 32 apartment units in the Apartment Complex.

    Compliance Period means the fifteen (15) year period commencing with the first year of the Credit Period.

    Consent of the Investment Limited Partner means the prior written consent or approval of the Investment Limited Partner.

    Construction Contract means that certain construction contract dated December 29, 1995 (including exhibits and attachments thereto) entered into between the Partnership and the Contractor pursuant to which the Apartment Complex is being constructed.

    Construction and Development Fee means the fee described in Section
6.12(b).

    Construction Lender means Mortgage Investors Group, Ltd., a Florida limited partnership, in its capacity as holder of the Construction Mortgage, or its successors or assigns in such capacity.

    Construction Mortgage means the financing for the construction of the Apartment Complex provided by the Construction Lender in a principal amount of up to $1,406,000.

    Construction Mortgage Closing means the first date upon which the Construction Mortgage shall have closed and all preconditions to disbursement of funds thereunder have been met.

    Contractor means Sequoia Pacific Builders, Inc., a California corporation, in its capacity as a general construction contractor for the Apartment Complex.

    Controlling Person has the meaning given to it in the context of
Section 15 of the Securities Act of 1933, as amended.

    Cost Certification means the date upon which each Limited Partner shall have received the written certification of the Auditors, in a form and in substance satisfactory to Boston Capital, as to the itemized amounts of the construction and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage pertaining to each building in the Apartment Complex.

    Credit Period has the meaning given to it in Section 42(f)(1) of the Code.

    Credit Recovery Loan means a constructive interest-bearing advance of the Investment Limited Partner, as more fully described in Section 5.1(f). Credit Recovery Loans and interest thereon shall not be treated as loans or interest, respectively, for accounting, tax or liability purposes or for the purposes of Section 6.2(a) (1). For the purposes of Article X, the term Credit Recovery Loan shall not include any portion of such an advance which shall have theretofore been paid to the Investment Limited Partner.

    Credit Shortfall has the meaning given to it in Section 5.1(f).

    Disposition (including the forms Dispose and Disposing) means, as to a Limited Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

    89-12 Requirements means the requirements set forth in Internal Revenue Procedure 89-12 which are prerequisites to the issuance, assuming that each General pPartner is a corporation, by the Service of an advance ruling that the Partnership will be taxed as a partnership and not as an association taxable as a corporation for Federal income tax purposes.

    Eligible Basis has the meaning given to it in Section 42(d) of the Code.

    Entity means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

    Event of Bankruptcy means with respect to any Person,

         (i) the entry of a decree or order for relief by a court having jurisdiction in respect of such Person or in respect of any Controlling Person of such Person in a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or of any Controlling Person of such Person or for any substantial part of such Person's property or of the property of any Controlling Person of such Person, or the issuance of an order for the winding-up or liquidation of such Person's affairs or the affairs of any Controlling Person of such Person and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days, or

         (ii) the commencement by such Person or by a Controlling Person of such Person of a proceeding seeking any decree, order or appointment referred to in clause (i), the consent by such Person or by any Controlling Person of such Person to any such decree, order or the appointment, or taking of any action by such Person or by any Controlling Person of such Person in furtherance of any of the foregoing.

    Economic Risk of Loss has the meaning set forth in Treasury Regulation 1.752-2.

    Extended Use Agreement means the Declaration of Land Use Restrictive Covenants, which is intended to meet the definition of a "long term commitment to low-income housing" as required by Section 42(h)(b) of the Code and the requirements of the Authority's Tax Credit program.

    Filing Office means the Secretary of State of the State.

    FmHA means the Farmers Home Administration of the United States Department of Agriculture, now known as Rural Economic and Community Development acting on behalf of the Rural Housing Services.

    FmHA Loan Agreement means the FmHA Loan Agreement dated August 17,
1995 by and between the Partnership and FmHA, as amended from time to time.

    General Partners means the Persons designated as General Partners in Schedule A and any Persons who become General Partners as provided herein, in their capacities as general partners of the Partnership. At any and all times where there is only one General Partner, the term General Partners shall mean such sole General Partner.

    Gross Asset Value means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as adjusted pursuant to Section 10.12B.

    Hazardous Material has the collective meanings given to the terms "hazardous material", "hazardous substances" and "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and to the term "radioactive materials" in the context of the Atomic Energy Act, 28 U.S.C. Sec. 2344, and also includes any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. In addition, the term Hazardous Material also includes oil and any other substance known to be hazardous.

    Hazardous Waste Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and any other federal, state or local law governing Hazardous Material, as such laws may be amended from time to time.

         HUD means the United States Department of Housing and Urban
Development.

    Immediate Family means with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law.

    Initial 90% Occupancy Date means the first date upon which not less than 90% of the Low-Income Apartment Units in the Apartment Complex shall have been leased to and physically occupied by Qualified Tenants.

    Installment means an installment of the Investment Limited Partner's Capital Contribution paid or payable to the Partnership pursuant to Section 5.1.

    Interest means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder and the obligation of such Partner to comply with the terms of this Agreement.

    Invested Amount means (i) as to the Investment Limited Partner, an amount equal to the paid-in Capital Contribution of the Investment Limited Partner divided by 73% and (ii) as to any other Partner, an amount equal to its paid in Capital Contribution.

    Investment General Partner means Boston Capital Associates IV L.P., a Delaware limited partnership, in its capacity as the general partner of the Investment Limited Partner, and any other Person who may become a successor or additional general partner of the Investment Limited Partner.

    Investment Limited Partner means Boston Capital Tax Credit Fund IV Limited Partnership, a Delaware limited partnership, specifically Series 24 thereof, and any Person or Persons who replace it as Substituted Limited Partner, but shall not include any Special Limited Partner or Additional Limited Partner.

    Investment Partnership Agreement means the Agreement of Limited Partnership of the Investment Limited Partner, as amended from time to time.

    Lender means the Construction Lender and FmHA, each in its capacity as maker of a Mortgage loan, or its successors and assigns in such capacity.

    Limited Partners means the Investment Limited Partner, the Special Limited Partner and any Additional Limited Partner.

    Low-Income Apartment Units means the 32 units in the Apartment Complex with respect to which the Partnership has agreed to comply with the requirements.

    Notice has the meaning specified in Section 13.3 of this Agreement.

    Management Agent means the management and rental agent for the Apartment Complex.

    Management Agreement means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

    Management Fee means the Management Fee to which reference is made in
Article XI.A.

    "Minimum Gain" means the amount determined by computing, with respect to each non-recourse liability of the Partnership, the amount of Taxable Income, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed, in accordance with Treasury Regulation 1.704-2(d). For purposes of determining the amount of such Taxable Income with respect to a liability, the adjusted basis, for federal income tax purposes, of the asset subject to the liability shall be allocated among all the liabilities that the asset secures in the manner set forth in Treasury Regulation 1.704-2(d)(2) (or successor provisions). If Partnership property subject to one or more non-recourse liabilities of the Partnership is, under Treasury Regulation 1.704-1(b)(2)(iv)(d),(f), or (r), properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then the determination of Minimum Gain shall be made with reference to such book value.

    Minimum Set-Aside Test means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

    Mortgage means the mortgage indebtedness of the Partnership to the Construction Lender and/or FmHA; where the context admits, Mortgage shall mean and include the mortgage note evidencing such indebtedness, the mortgage or deed of trust and security agreement securing such indebtedness, the loan agreement and all other documentation related thereto which evidence and secure such indebtedness, including any FmHA documentation related thereto.

    "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(c) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Year of the Partnership equals the net increase, if any, in the amount of Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulation Section 1.704-2(c).

    [Original Agreement has the meaning specified in the Preliminary
Statement.]

    Original Certificate has the meaning specified in the Preliminary
Statement.

    Original Limited Partners has the meaning specified in the Preliminary Statement.

    Partner means any General Partner or Limited Partner.

    Partner Non-Recourse Debt Minimum Gain means, with respect to any Partner, the sum of (a) the deductions attributable to Partner Non-Recourse Debt that have been allocated to such Partner and (b) the aggregate amount of distributions made to such Partner of proceeds of such debt that are allocable to an increase in minimum gain attributable to such debt (but only if such Partner or a Related Person bears the economic risk of loss for such debt) in excess of the sum of (c) such Partner's aggregate share of the net decreases in minimum gain attributable to such debt and (d) such Partner's share of the decreases in the minimum gain attributable to such debt resulting from revaluations of Partnership property subject to such debt. The net increase (or decrease) in the minimum gain that is attributable to Partner Non-Recourse Debt equals the sum of (i) any increase (or decrease) in the net increase in Partnership Minimum Gain during a year that would result if such Partner NonRecourse Debt were treated as a Partnership Non-Recourse Liability and (ii) any decrease (or increase) in the net decrease in Partnership Minimum Gain during a year that would result if such Partner Non-Recourse Debt were treated as a Partnership Non-Recourse Liability.

    "Partner Nonrecourse Debt Minimum Gain" has the meaning attributed to "partner nonrecourse debt minimum gain" in Treasury Regulation 1.704-2(i)(3).

    "Partner Nonrecourse Deductions" means any deductions of the Partnership that are attributable to a nonrecourse liability for which a Partner or a Related Person bears the Economic Risk of Loss.

    Partnership means the limited partnership continued pursuant to this Agreement.

    Partnership Minimum Gain means the amount determined by computing, with respect to each Partnership Non-Recourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction of such liability, and by then aggregating the amounts so computed. Such computations shall be made in a manner consistent with Treasury Regulation Section 1.704-1T(b) (4) (iv) (c)1.704-2(d).

    Partnership Non-Recourse Liability means any Partnership liability (or portion thereof) for which no Partner or Related Person bears the Economic Risk of Loss as defined in Treasury Regulation Section 1.704-1T(b) (4) (iv)
(k) (1).

    Permanent Mortgage means the permanent financing provided, or to be provided by FmHA for the Apartment Complex following the completion thereof in the initial principal amount of $1,406,000.

    Permanent Mortgage Closing means the date upon which the following shall have occurred (a) the Completion Date and (b) the funding and the closing of the Permanent Mortgage upon terms and conditions satisfactory to the Investment Limited Partner and the Special Limited Partner.

    Person means any individual or Entity.

    Project Documents means and includes all documents evidencing or relating to the Construction Mortgage and the Permanent Mortgage, the FmHA Loan Agreement, the Rental Assistance Agreement, the Management Agreement, the Regulatory Agreement, the Extended Use Agreement, all other instruments delivered to (or required by) the Construction Lender and/or FmHA and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

    Projected Credit means the amount of Tax Credit projected to be allocated to the Investment Limited Partner in each year of the Credit Period, i.e.: $31,144 for 1996 $61,189 per annum for each of the years 1997 through 2005 (inclusive) and $28,045 for 2006; provided, however, that the Projected Credit for 2006 shall be reduced by the amount, if any, by which the Actual Credit for 1996 exceeds $31,144.

    Prospectus means the prospectus contained in the registration statement [(File No. 33-30145)] filed with the Securities and Exchange Commission on behalf of the Investment Limited Partner for the registration of beneficial assignee certificates and/or limited partnership interests under the Securities Act of 1933, in the final form in which said prospectus is filed with said Commission and as thereafter amended and/or supplemented from time to time pursuant to Rule 424 under said Act, or otherwise.

    Qualified Basis has the meaning given to it in Section 42(c) of the Code.

    Qualified Income Offset Item means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e) (2) of the Code to a donee of an interest in the Partnership, (b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Regulation Section 1.751-1(b) (2) (ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

    Qualified Tenant means a tenant (i) with income not exceeding that permitted by the Minimum Set-Aside Test who leases a Low-Income Apartment Unit in the Project under a lease having an original term of not less than 12 months at a rent which satisfies the Rent Restriction Test and (ii) complying with any other requirements imposed by the Project Documents.

    Regulatory Agreement means the Regulatory Agreement, if any, to be entered into between the Partnership and the Authority setting forth certain terms and conditions under which the Apartment Complex is to be operated.

    Related Person means a Person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b)1T(h) (1) -(5).

    Rent Restriction Test means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex may not exceed thirty per cent (30%) of the qualifying income levels.

    Rental Assistance Agreement means the Rental Assistance Agreement by and between the Partnership and FmHA, as said agreement may be amended from time to time, and any successor agreement.

    Reporting Fee means the fee payable to Boston Capital or an Affiliate thereof pursuant to Section 6.12(c).

    Revenues mean all cash receipts of the Partnership during any period except for Capital Contributions, proceeds from the liquidation, sale or refinancing of Partnership property or of a Capital Transaction, or the proceeds of any loan to the Partnership.

    Revised Projected Credit has the meaning given to it in Section
5.1(g).

    Schedule A means Schedule A to this Agreement, as amended from time to time.

    Service means the Internal Revenue Service.

    "Share of Minimum Gain" means for each Partner, the excess of (1) the sum of (a) the aggregate Non-Recourse Deductions allocated to such Partner (and such Partner's predecessors in interest) up to that time and (b) the aggregate distributions to such Partner (and such Partner's predecessors in interest) up to that time of proceeds of a non-recourse liability that are allocable to an increase in Partnership Minimum Gain over (2) the sum of (a) such Partner's (and such Partner's predecessors' in interest) aggregate share of the net decrease in Partnership Minimum Gain up to that time and
(b) such Partner's (and such Partner's predecessors' in interest) aggregate share of the decreases up to that time in Partnership Minimum Gain resulting from revaluations of Partnership Property subject to one or more non-recourse liabilities of the Partnership, as more fully set forth in Treasury Regulation 1.704-2(g).

    Site has the meaning given to it in the Federal Comprehensive
Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

    Special Limited Partner means BCTC 94, Inc., a Delaware corporation, and any person who becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.

    State means the State of Wyoming.

    State Designation means the date upon which the Partnership receives the allocation by the authorized agency of the State of a Tax Credit for the building(s) constituting the Apartment Complex in an annual dollar amount of not less than $61,807 as evidenced by the execution by or on behalf of said agency of Form(s) 8609. For the purposes of determining State Designation, each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of Tax Credit carryover allocation received from the authorized agency of the State of Nevada as to such building or (ii) the amount of Tax Credit set forth on the Form 8609 as to such building.

    Subordinated Loan means any loan made by the General Partners to the Partnership pursuant to Section 6.10.

    Substituted Limited Partner means any Person who is admitted to the Partnership as Limited Partner under Section 8.2 or acquires the Interest of a Limited Partner pursuant to Section 5.2.

    Tax Accountants means Reznick, Fedder & Silverman, of Bethesda, Maryland or such other firms of independent certified public accountants as may be engaged by Boston Capital to review the Partnership income tax returns.

    Tax Credit means the low-income housing tax credit pursuant to Section 42 of the Code.

    Tax Credit Set-Aside means the date upon which the Partnership received a carryover allocation of Tax Credits for a year no earlier than 1995, meeting the requirements of Section 42(b)(1)(E) of the Code and Treasury Regulations for an allocation of Tax Credit for the building(s) constituting the Apartment Complex in an annual dollar amount of not less than $61,807, which carryover allocation shall not have been revoked prior to the date on which the First Installment is paid. The Tax Credit Set Aside for the Partnership was issued by the Authority through a Carryover Allocation Agreement between the Authority and the Partnership dated December 8, 1995.

    "Taxable Income" and "Tax Losses" means the Partnership's taxable income or tax losses, respectively, for each fiscal year (or part thereof) as determined for federal income tax purposes, including, where the context requires, all items of income, gain, loss, deduction and credit which enter into the computation thereof.

    Uniform Act means the Uniform Limited Partnership Act as adopted by the State.

    Vessel has the meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

    Withdrawal (including the forms Withdraw, Withdrawing and Withdrawn) means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidations, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. Withdrawal shall also mean the sale, assignment, transfer or encumbrance by a General Partner of its interest as a General Partner. A General Partner which is a corporation or partnership shall be deemed to have sold, assigned, transferred or encumbered its interest as a General Partner in the event (as a result of one or more transactions) of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and distribution) of a controlling interest in a corporate General Partner or of a general partner interest in a General Partner which is a partnership. For purposes of this definition of Withdrawal, "controlling interest" shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

    Working Capital Loan means a loan made or to be made by the General Partners to the Partnership, as described in Section 9.1.

ARTICLE II

Name and Business

    2.1  Name; Continuation

    The name of the Partnership is Pahrump Valley Investors, a Wyoming Limited Partnership. The name of the Partnership for the transaction of business in the State of Nevada is Pahrump Valley Investors, a Wyoming Limited Partnership. The Partners agree to continue the Partnership which was formed pursuant to the provisions of the Uniform Act.

    2.2  Office and Resident Agent

    (a) The principal office of the Partnership is 6405 Antelope Avenue, Cheyenne, Wyoming 82009 at which office there shall be maintained those records required by the Uniform Act to be kept by the Partnership. The office of the Partnership in the State of Nevada is 1441 E. Calvada Boulevard, #33, Pahrump, Nevada 89048. The Partnership may have such other or additional offices as the General Partners shall deem desirable. The General Partners may at any time change the location of the principal office and shall give due notice thereof to the Limited Partners.

    (b) The resident agent in the State for the Partnership for service of process is as follows:

              Dean R. Greenwalt
              117 West Main Street, Suite 8,
              Woodland, California 96595
              6405 Antelope Avenue
              Cheyenne, Wyoming  82009

    (c) The resident agent in the State of Nevada for the Partnership for service of process is as follows:

              Carolyn Hooser
              1441 E. Calvada Boulevard
              Pahrump, Nevada  89048

    2.3  Purpose

    The purpose of the Partnership is to acquire, hold, invest in, construct, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable FmHA and/or Authority regulations and requirements. The Partnership shall not engage in any other business or activity.

    2.4  Term and Dissolution

    The Partnership shall continue in full force and effect until December 31, 2049, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon:

    (a) The sale or other disposition of all or substantially all of the assets of the Partnership;

    (b) The Withdrawal of a General Partner, if (i) the remaining General Partner(s), if any, shall fail to continue the business of the Partnership and reconstitute the Partnership as a successor limited partnership as provided in Section 7.2 and (ii) the Investment Limited Partner and the Special Limited Partner shall fail to exercise the right provided in Section 7.3;

    (c) The election to dissolve the Partnership made in writing by the General Partners with the Consent of the Investment Limited Partner and the approval (if required) of FmHA and/or any Authority;

    (d) The entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction; or

    (e) Any other event which causes the dissolution of the Partnership under the Uniform Act if the Partnership is not reconstituted pursuant to
Section 7.2 or Section 7.3.

    Upon dissolution of the Partnership, the General Partners (or for purposes of this paragraph, their trustees, receivers or successors) shall cause the cancellation of the Certificate, liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with Section
10.3. Notwithstanding the foregoing, if, during liquidation, the General Partners shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partners may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (except the Working Capital Loan and Subordinated Loans).


ARTICLE III

Mortgage, Refinancing and Disposition of Property

    A. The General Partners and their Affiliates, jointly and severally, are hereby authorized to incur personal liability for the repayment of funds advanced by the Construction Lender (and interest thereon) pursuant to the Construction Mortgage. However, from and after Permanent Mortgage Closing, neither any General Partner nor any Related Person shall at any time bear, nor shall the General Partners permit any other Partner or any Related Person to bear, the Economic Risk of Loss for the payment of any portion of any Mortgage. The General Partners promptly shall cause the Partnership to elect, to the extent permitted and in the manner prescribed by FmHA, that all debt service payments made by the Partnership to FmHA shall be applied first to interest determined at the stated rate set forth in the promissory note to FmHA, all as provided under FmHA regulations, and then to principal due under the Permanent Mortgage.

    B. The Partnership may decrease, increase or refinance the Permanent Mortgage and may make any required transfer or conveyance of Partnership assets for security or mortgage purposes, provided, however, any such decrease (except through the fifty-year amortization schedule anticipated at Permanent Mortgage Closing), increase or refinancing of the Permanent Mortgage may be made by the General Partners only with the Consent of the Investment Limited Partner.

    C. The Partnership may sell, lease, exchange or otherwise transfer or convey all or substantially all the assets of the Partnership only with the Consent of the Investment Limited Partner. Notwithstanding the foregoing and except as set forth in Section 6.2(a) (6), no Consent of the Investment Limited Partner shall be required for the leasing of apartments to tenants in the normal course of operations or the leasing of all or substantially all the apartments to a public housing authority at rents satisfactory to FmHA as expressed in writing.

    D. The total compensation to all Persons for the sale of the Apartment Complex shall be limited to a Competitive Real Estate Commission, not to exceed six per cent (6%) of the contract price for the sale of the Apartment Complex.


ARTICLE IV

Partners; Capital

    4.1  Partnership Capital

    The Capital Contribution of each Partner shall be as set forth on Schedule A. No interest shall be paid on any Capital Contribution. No Partner shall have the right to withdraw its Capital Contribution or to demand and receive property of the Partnership in return for its Capital Contribution, except as may be specifically provided in this Agreement or required by law.

    4.2  General Partners

    The name, address and Capital Contribution of ach General Partner is as set forth on Schedule A.

    In the event that the Partnership has not paid all or part of the Deferred Development Fee when the final payment is due pursuant to the Construction and Development Agreement and Section 6.12(b) hereof, or, in accordance with Sections 10.3(a) or 10.3(b) herein, or, if not sooner paid, on December 31, 2006, the General Partners shall at such time contribute to the Partnership an amount equal to any such remaining principal balance (not including accrued but unpaid interest) (the "General Partners' Special Capital Contribution"), and the Partnership shall thereupon make a payment in an equal amount to pay off the principal balance due under the Construction and Development agreement.

    4.3 Investment Limited Partner, Special Limited Partner and Original Limited Partners

    The Original Limited Partners hereby withdraw as limited partners of the Partnership and acknowledges that they no longer have any Interest in, or rights or claims against, the Partnership as Limited Partners as of the Admission Date. The Investment Limited Partner and the Special Limited Partner are hereby admitted as the sole Limited Partners in substitution for the Original Limited Partners as of the Admission Date and agree to be bound by the terms and provisions of the Project Documents and this Agreement.
The name and address of the Investment Limited Partner and the Special Limited Partner are as set forth on Schedule A. The General Partners shall have no authority to admit additional Limited Partners without the Consent of the Investment Limited Partner.

    4.4  Liability of the Limited Partner

    Neither the Investment Limited Partner, the Special Limited Partner, nor any Person who becomes an Additional Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership and shall only be liable to pay its Capital Contribution as and when the same is due hereunder and under the Uniform Act.

    4.5  Special Rights of the Investment Limited Partner and
         Special Limited Partner

    (a) Notwithstanding any other provision herein, to the extent the law of the State is not inconsistent, each of the Investment Limited Partner and the Special Limited Partner shall have the right, subject to the prior written consent of FmHA and/or any Authority (if such consent is required) to:

         (i)  amend this Agreement in any particular;

         (ii) dissolve the Partnership;

        (iii) remove any General Partner and elect a new General Partner
(A) on the basis of the performance and discharge of such General Partner's obligations constituting fraud, bad faith, negligence, misconduct or breach of fiduciary duty, or (B) upon the occurrence of any of the following: (1) such General Partner shall have violated any provisions of any Project Document or other document required in connection with any Mortgage, or any provisions of the FmHA and/or Authority regulations applicable to the Apartment Complex; (2) such General Partner shall have violated any provision of this Agreement or violated any provision of applicable law; (3) any Mortgage shall have gone into default; or (4) such General Partner shall have conducted its own affairs or the affairs of the Partnership in such a manner as would (a) cause the termination of the Partnership for Federal income tax purpose or (b) cause the Partnership to be treated for Federal income tax purposes as an association taxable as a corporation;

         (iv) continue the business of the Partnership with a substitute General Partner; and

         (v) approve or disapprove the sale of all or substantially all of the assets of the Partnership.

    The Investment Limited Partner or any successor General Partner proposed by the Investment Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof. Any dispute as to such value shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be borne equally by the removed General Partner and the Partnership. The method of payment to the removed General Partner shall be fair; and must protect the solvency and liquidity of the Partnership. The method of payment will be deemed presumptively fair where it provides for an interest-bearing promissory note coming due in no less than five (5) years with equal installments each year. In addition, upon removal, the Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner; provided, however, that notwithstanding the language of Section 6.12, Article X, Article XI and any other provision hereof, no removed General Partner or any Affiliate thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than (i) the above-described payment for the Interest, or portion thereof, of the removed General Partner, and (ii) any such fee, compensation or other remuneration which had already been earned in full prior to the date of such removal. The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the Consent of the Investment Limited Partner shall have been obtained to such particular arrangement. The Partnership may offset against any payments to a General Partner removed under this
Section 4.5 any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership after the effective date of its removal.
Upon the removal of a General Partner, (i) without any further action by any Partner, the Special Limited Partner or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $100 such portion of the Interest of the removed General Partner as counsel to the Investment Limited Partnership shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Uniform Act, (ii) the remaining portion of the Interest of the removed General Partner shall automatically be converted to an equal Interest as an Additional Limited Partner, (iii) the Interest of the Special Limited Partner as the Special Limited Partner shall continue unaffected by the new status of the Special Limited Partner or its designee as a General Partner, and (iv) the new General Partner shall automatically be irrevocably delegated all of the powers and duties of the General Partners pursuant to Section 6.13. The Special Limited Partner or any successor General Partner proposed by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Additional Limited Partner Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof. Any dispute as to the value of the Interest or portion thereof to be acquired pursuant to the immediately preceding sentence shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner, and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be borne equally by the removed General Partner and the Partnership. The method of payment to the removed General Partner shall be fair; and must protect the solvency and liquidity of the Partnership. The method of payment will be deemed presumptively fair where it provides for an interest-bearing promissory note coming due in no less than five (5) years with equal installments each year. In addition, upon removal, the Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner; provided, however, that notwithstanding the language of Section 6.12,
Article X, Article XI and any other provision hereof, no removed General Partner or any Affiliate thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than (i) the above-described payment for the Interest, or portion thereof, of the removed General Partner, and (ii) any such fee, compensation or other remuneration which had already been earned in full prior to the date of such removal.
The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of the Special Limited Partner shall have been obtained to such particular arrangement. The Partnership may offset against any payments to a General Partner removed under this Section 4.5 any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership incurred after the effective date of its removal. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this Section
4.5 and to enable the new General Partner to manage the business of the Partnership.

    (c) From and after the Compliance Period, in order to implement
Section 4.5(a) (v), the General Partners are hereby required, within five
(5) days after their receipt of any offer to purchase the Apartment Complex or all of the Interests in the Partnership, to send a copy of such offer (or a written description of any such oral offer) to each of the Limited Partners. If, within thirty (30) days of its receipt of any such copy of such an offer, the Special Limited Partner shall send notice to the General Partners that the Special Limited Partner desires that the Partnership accept such offer, then the General Partners shall be required to accept such offer on behalf of the Partnership and proceed promptly to close such transaction unless otherwise instructed by the Special Limited Partner at any point prior to the closing of such transaction. To the extent, if any, that the Special Limited Partner shall determine, in its discretion, that the General Partners are not proceeding in a manner satisfactory to it with respect to any such offer or closing, each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of the Partnership and any Partner as the Special Limited Partner may deem to be necessary or appropriate in order to effect the acceptance of and/or closing pursuant to any such offer in such a manner as the Special Limited Partner shall, in its discretion, determine to be satisfactory. If the Special Limited Partnership does not send a notice to the General Partners within the thirty (30) day period set forth above, the Special Limited Partners will be deemed to have rejected such offer, and the Partnership shall be required to reject such offer on behalf of the Partnership. Notwithstanding the foregoing, prior to the end of the Compliance Period, the General Partners shall not sell the Apartment Complex.

    4.6  Meetings

    The General Partners or Limited Partners holding more than ten percent (10%) of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost. Upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting, the General Partners shall provide all Limited Partners within ten (10) days after receipt of said request, written notice (either in person or by certified mail) of a meeting and the purpose of such meeting to be held on a date not less than fifteen (15) nor more than sixty (60) days after receipt of said request, at a time convenient to the Limited Partners. All meetings shall be held at the principal office of the Partnership.

ARTICLE V

Capital Contributions of the Investment Limited Partner and the Special Limited Partner

    5.1  Payments

    (a) The Special Limited Partner's Contribution shall be $10, payable in full in cash on the Admission Date. Subject to the provisions of this Agreement, including without limitation, the provisions of Sections 5.2 and 5.3, the Investment Limited Partner shall be obligated to make Capital Contributions to the Partnership in the aggregate amount of $339,559 in four
(4) installments (the "Installments"), which Installments shall be due and payable in cash by the Investment Limited Partner, solely from capital contributions of its investor limited partners to the Investment Limited Partner, within twenty-one (21) days after the Investment Limited Partner shall have received evidence reasonably satisfactory to it, of the occurrence of each of the conditions set forth below as the applicable Installment, as follows:

         (1) $162,830 (the "First Installment") on the later of (i) the Admission Date, (ii) Tax Credit Set-Aside, (iii) Construction Mortgage Closing, (iv) receipt of a commitment for the Permanent Mortgage acceptable to the Investment Partnership, or (v) Carryover Certification;

         (2) $79,885 (the "Second Installment") on the later of (i) the Completion Date, (ii) Cost Certification, (iii) State Designation, (iv) receipt of an updated title insurance policy satisfactory to the Investment Limited Partner, (v) compliance with due diligence recommendations, (vi) receipt of release of liens, in form acceptable to the Investment Limited Partner, from the Contractor stating that all amounts payable to the Contractor have been paid in full and that the Partnership is not in default under the Construction Contract, (vii) receipt of an estoppel letter and consent to syndication from the Lender, or (viii) satisfaction of all of the conditions to the payment of the First and Second Installments; and

         (3) $79,894 (the "Third Installment") on the latest of (i) the Initial 90% Occupancy Date, (ii) Permanent Mortgage Closing, together presentation of evidence satisfactory to Investment Limited Partner in its sole discretion, which may include a satisfactory opinion of counsel that the Permanent Mortgage is non-recourse, i.e., none of the Partners of the Partnership have any liability for repayment of principal and interest of the Permanent Mortgage, (iii) the Breakeven Point, or (iv) satisfaction of the conditions to payment of the First, Second and Third Installments; and

         (4) $17,000 on the later to occur of (i) receipt by the Investment Limited Partner of an executed copy of the federal tax return and audited financial statement for the fiscal year in which the Breakeven Point occurs or (ii) satisfaction of all of the conditions to payment of the First, Second and Third Installments; provided, however, that the General Partners shall give the Investment Limited Partner not less than 21 days' written notice prior to the due date of each Installment subsequent to the First Installment.

    The proceeds from the First and Second Installments shall be used by the Partnership to repay the outstanding balance on the Boston Capital Loan.

    (b) The obligation of the Investment Limited Partner to pay each Installment is conditioned upon delivery by the General Partners to the Investment Limited Partner of a written certificate (the "Payment Certificate") stating that as of the date of such certificate (i) all the conditions to the payment of such Installment have been satisfied and (ii) all representations and warranties of the General Partners contained in this Agreement are true and correct. Except as provided in the final sentence of this Section 5.1(b), acceptance by the Partnership of any Installment shall constitute a confirmation that, as of the date of payment, all such conditions are satisfied and all such representations and warranties are true and correct. The obligation of the Investment Limited Partner to pay the First Installment is also conditioned upon delivery by the General Partners to the Investment Limited Partner of a legal opinion of independent counsel to the Partnership, which opinion must be satisfactory to the Investment Limited Partner as to form, content and identity of counsel. In no event shall any Installment become due until all of the conditions for all of the Installments listed prior to the Installment in question in
Section 5.1(a) shall have been satisfied and all of such prior Installments shall have become due. Notwithstanding the foregoing, however, if at any time prior to the date when an Installment becomes due and payable, the Partnership has an "Operating Deficit" (expenses in excess of revenues which the General Partners would be required to fund pursuant to Section 6.10), then the Investment Limited Partner may, at its option, waive the requirement of the delivery of the Payment Certificate or any other condition with respect to part or all of such Installment and pay such part or all of such Installment, provided that the proceeds of the amount so paid are used by the Partnership to fully fund such Operating Deficit; provided, however, that if the proceeds of such amount so paid are designated in
Section 6.12 or Section 10.3(c) to be used to pay fees or special distributions, then such proceeds shall be utilized to pay such fees or special distributions and the recipients thereof shall be required to, and hereby agree to, utilize the proceeds of such fees or special distributions to fund such Operating Deficit, in which case the Investment Limited Partner is hereby authorized to directly fund such Operating Deficit, with the funds so applied being deemed to have been paid as aforesaid.

    (c) The Payment Certificate for each Installment shall be dated and delivered not less than ten (10) nor more than thirty (30) days prior to the due date for such Installment.

    (d) If, as of the date when an Installment would otherwise be due, any statement required to be made in the Payment Certificate for such Installment cannot be truthfully made, the General Partners shall notify the Investment Limited Partner of the reason why such statement would be untrue if made, and the Investment Limited Partner shall not be required to pay such Installment; provided, however, that if (i) any such statement can subsequently be truthfully made and (ii) the Investment Limited Partner shall not have irrevocably lost, in the good faith judgment of the Investment General Partner, any material tax or other benefits hereunder, then the Investment Limited Partner shall pay such Installment to the Partnership thirty (30) days after delivery by the General Partners to the Investment Limited Partner of the Payment Certificate together with an explanation of the manner in which each such statement had become true.

    (e) If with respect to any year all or a portion of which occurs during the 60-month period commencing on the later of (i) the Admission Date or (ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code (a "Reduction Year"), the Actual Credit is or was less than the Projected Credit, then the Capital Contribution of the Investment Limited Partner shall be reduced by the Reduction Amount. The Reduction Amount shall be equal to the sum of (A) the excess of the Projected Credit for such year over the Actual Credit for such year multiplied by .753 plus (B) the amount of any recapture, interest or penalty payable by the limited partners and/or holders of beneficial assignee certificates of the Investment Limited Partner as a result of such shortfall, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Investment Partnership used all of the Tax Credits allocated to it in the year of allocation and that each such Person was subject to interest at the rate set forth in Section 6621 (a) (2) of the Code and to the penalty for understatement of tax set forth in Section 6662(d) of the Code. The Auditors shall make their determination of the amount of the Actual Credit with respect to each Reduction Year within thirty (30) days following the end of such year but such amount shall be subject to later adjustment by the Auditors or by the Service in connection with an audit. Any reduction in the Capital Contribution shall first be applied to reduce the Installment next due to be paid by the Investment Limited Partner, and any portion of such reduction in excess of such Installment shall be applied to reduce succeeding Installments. If no further Installments are due to be paid, then the entire Reduction Amount shall be repaid by the Partnership to the Investment Limited Partner promptly after demand is made therefor. The Investment Limited Partner shall be eligible to be paid a Reduction Amount as hereinabove described with respect to each Reduction Year and may receive multiple payments of Reduction Amounts in the event of multiple changes in the Actual Credit. The General Partners are obligated to provide such Funds as shall be necessary to cause the aforesaid payments of any Reduction Amount(s) to be made by the Partnership to the Investment Limited Partner.

    (f) In the event that, for any reason, at any time after the end of the year during which there occurs the 60-month anniversary of the later of
(i) the Admission Date or (ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code, the amount of the Actual Credit shall be less than the Projected Credit with respect to any fiscal year of the Partnership (such difference being hereinafter referred to as a "Credit Shortfall"), the Investment Limited Partner shall be treated as having made a constructive advance to the Partnership with respect to such year (a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year in an amount equal to the sum of (i) the Credit Shortfall for such year plus (ii) the amount of any recapture, interest or penalty payable by the limited partners and/or the holders of beneficial assignee certificates of the Investment Limited Partner as a result of the Credit Shortfall for such year, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Investment Partnership used all of the Tax Credits allocated to him in the year of allocation and that each such Person was subject to interest at the rate set forth in Section 6621(a)(2) of the Code and to the penalty for under statement of tax set forth in Section 6662(d) of the Code. Credit Recovery Loans shall be deemed to bear simple (not compounded) interest from the respective dates on which such principal advances shall have been deemed to have been made under this Section 5.1(f) at 9% per annum. Credit Recovery Loans shall be payable by the Partnership as provided in Section 10.23(b), Clause Third.

    (g) In the event that (i) State Designation is less than the full amount, or (ii) by December 31, 1996, the Limited Partners shall not have received a written certification of the Auditors in a form and in substance satisfactory to the Limited Partners for the purposes of achieving Cost Certification and indicating that the product of the Apartment Complex's Qualified Basis and its Applicable Percentage is such that the Apartment Complex will be eligible to receive Tax Credit in an annual amount of at least $61,807 or (iii) at any time after the Completion Date the product of the Apartment Complex's Qualified Basis and its Applicable Percentage is determined by the Auditors, the Tax Accountants or the Service to be such that the Apartment Complex will not be eligible to receive Tax Credit in an annual dollar amount of at least $61,807 (the "Allocation Differential"), then the Capital Contribution of the Investment Limited Partner shall be reduced by the "Adjustment Amount". The Adjustment Amount shall be equal to the Allocation Differential multiplied by .753. Any such reduction in Capital Contribution shall be applied to reduce the Second Installment and if, and to the extent necessary, the Third and Fourth Installments. If no further Installments are due to be paid, then the entire amount of such reduction shall be repaid by the Partnership to the Investment Limited Partner promptly after demand is made therefor. The General Partners are obligated to provide such funds to the Partnership as shall be necessary to cause the aforesaid payment to be made by the Partnership to the Investment Partnership. In the event that there is a reduction in Capital Contributions equal to the Adjustment Amount, then the amount of the Projected Credit shall be reduced to reflect the Allocation Differential, and thereafter shall be referred to as the "Revised Projected Credit".

    5.2       Return of Capital Contributions

    (a)       Failure to Achieve Developmental and/or Tax Credit
Benchmarks and Standards. If (i) all 32 of the Low-Income Apartment Units in the Apartment Complex shall not have been placed in service by May 31, 1996 (or any later date fixed by the General Partners with the Consent of Investment Limited Partner), or (ii) by May 31, 1996, (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner) less than 32 of the Low-Income Apartment Units in the Apartment Complex shall have been occupied by Qualified Tenants, or (iii) Permanent Mortgage Closing, with a Permanent Mortgage that is nonrecourse to the Partnership and all of the Partners, shall not have occurred prior to May 31, 1996 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), or (iv) State Designation shall not have occurred by December 31, 1997 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner) and by said date the General Partners shall not have made any payment as described in the last sentence of Section 5.1(g) or, if the Investment Limited Partner shall have elected to have all or a portion of any payment under Section 5.1(g) applied toward future Installment obligations of the Investment Limited Partner, amendments to this Agreement and, if applicable, to the Certificate shall not have been adopted and, in the case of the Certificate, if applicable, filed in the Filing Office, reflecting such event, or (v) the Partnership shall fail to meet the Minimum Set-Aside Test or the Rent Restriction Test by the close of the first year of the Credit Period and/or fails to continue to meet either such Test at any time during the sixty (60) month period commencing on such date, or (vi) prior to Permanent Mortgage Closing, (a) foreclosure proceedings shall have commenced under the Construction Mortgage and such proceedings shall not have been dismissed within sixty (60) days, (b) any of the commitments of FmHA to provide the Permanent Mortgage and/or any subsidy financing shall be terminated or withdrawn and not reinstated or replaced within ninety (90) days with terms equally or more favorable to the Investment Limited Partner or terms for which the Consent of the Investment Limited Partner and (if required) the approval of FmHA shall have been obtained, or (c) the Construction Lender shall have irrevocably refused to make any further advances under the Construction Mortgage and such decision shall not have been reversed or the Construction Lender replaced within sixty (60) days, or (vii) if by December 31, 1995 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), the Investment Limited Partner shall not have received, in form and substance satisfactory to the Investment Limited Partner, the Carryover Certification or (viii) if at any time it shall be determined by the Service or by the Tax Accountants that as of December 31, 1995, the Partnership had not incurred capitalizable costs with respect to the Apartment Complex of at least ten per cent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1997, or (ix) if by December 31, 1996 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner) Cost Certification shall not have occurred, (x) the General Partners fail to make Subordinated Loans as required by this Agreement or (xi) the Breakeven Point has not been achieved within twelve months from and after the occurrence of the Completion Date, then the General Partners shall, within fifteen (15) days of the occurrence thereof, send to the Investment Limited Partner and the Special Limited Partner notice of such event and of their obligation to repurchase the Interest of the Investment Limited Partner and the Special Limited Partner by paying to the Investment Limited Partner an amount equal to its Invested Amount in the event the Investment Limited Partner and the Special Limited Partner so requires. If either the Investment Limited Partner or the Special Limited Partner elects to require a repurchase of its Interest and the payment to it of an amount equal to its Invested Amount, it shall send notice thereof to the Partnership within thirty (30) days after the mailing date of the General Partners' notice (or at any time after the occurrence of any of the foregoing if the General Partners shall not have sent such a notice thereof) and the General Partners shall within thirty
(30) days thereafter repurchase the Interest of such Partner by paying to such Partner an amount equal to its Invested Amount plus the amount of any third party costs incurred by the Investment Limited Partner in implementing this Section 5.2(a).

         (b)  Lender Disapproval.  If the Construction Lender and/or
FmHA shall disapprove, or fail to give any required approval of, the Investment Limited Partner and/or the Special Limited Partner as a Limited Partner hereunder within one hundred eighty (180) days of its admission to the partnership, then the Investment Limited Partner shall, effective as of such time or such later time as may be selected by the Investment Limited Partner (or such other time as may be specified by the Construction Lender and/or FmHA in its disapproval), at the option of the Investment Limited Partner (if not directed by the Construction Lender and/or FmHA to withdraw), cease to be a Limited Partner. The General Partners shall, within ten (10) days of the effective date of such cessation, pay to the Investment Limited Partner an amount equal to its Invested Amount plus the amount of any third party costs incurred by the Investment Limited Partner in implementing this Section 5.2(a).

         (c) Substitution and Indemnification. Upon the receipt by the Investment Limited Partner and/or the Special Limited Partner pursuant to either Section 5.2(a) or Section 5.2(b) of an amount equal to the sum of its Invested Amount plus the amount of any third party costs, the Interest of such Partner shall terminate, and the General Partners shall indemnify and hold harmless such Partner from any losses, damages, and liabilities to which such Partner (as a result of its participation hereunder) may be subject.

         (d)  Waiver of Repurchase Right.  The Investment Limited
Partner shall have the right to irrevocably waive its right to have its Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such rights shall be in effect. Such a waiver shall be exercised by delivery to the General Partners of a written notice stating that the rights being waived pursuant to any specified clause or clauses of Section 5.2(a), or any specified portion thereof, are thereby waived from that date forward.

         (e) Additional General Partner. If the General Partners shall fail to make on the due date therefor any payment required under Section 5.2(a) or Section 5.2(b), time being of the essence, at any time thereafter the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted as an additional General Partner, whereupon such additional General Partner shall automatically be transferred from the pre-existing General Partners, proportionally from their Interests, in consideration of $10, a one per cent (1%) interest in all profits, losses, tax credits and distributions of the Partnership; such transfer notwithstanding, the Special Limited Partner shall also retain its status as such and its interest in the Partnership as the Special Limited Partner shall not be affected. Upon any such admission of the Special Limited Partner or its designee as an additional General Partner, each of the other General Partners hereby agrees that all of its rights and powers hereunder as a General Partner shall automatically be irrevocably delegated to the Special Limited Partner pursuant to Section
6.13 without the necessity of any further action by any Partner. Each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute, deliver and file or record any and all documents and instruments on behalf of such Partner and the Partnership as the Special Limited Partner may deem necessary or appropriate in order to effectuate the provisions of this Section 5.2(e) and to allow the additional General Partner to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General Partner shall not relieve any other General Partner of any of its obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

    5.3 Withholding of Capital Contribution Upon Default. In the event that: (a) the General Partners, or any successor General Partners shall not have substantially complied with any material provisions under this Agreement, after Notice from the Investment Limited Partner of such noncompliance and failure to cure such noncompliance within a period of thirty (30) days from and after the date of such Notice, or (b) the Lender shall have declared the Partnership to be in default under the Construction Mortgage or the Permanent Mortgage, or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, then the Partnership and the Investment Limited Partner, at its sole election, may cause the withholding of payment of any Installment otherwise payable to the Partnership.

    All amounts so withheld by the Investment Limited Partner under this
Section 5.3 shall be promptly released to the Partnership only after the General Partners or the Partnership has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investment Limited Partner.


ARTICLE VI

Rights, Powers and Duties of General Partners

    6.1       Authorized Acts

    Subject to Section 6.2, Section 6.3 and all other provisions of this Agreement, the General Partners for, in the name and on behalf of the Partnership, are hereby authorized to do the following in furtherance of the purposes of the Partnership:

    (1) To acquire by purchase, lease, exchange or otherwise any real or personal property;

    (2) To construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

    (3) To borrow money and issue evidences of indebtedness and to secure the same by mortgage, pledge or other lien on the Apartment Complex or any other assets of the Partnership;

    (4) To execute the Construction and Permanent Mortgages, the other Project Documents and all such other documents as the General Partners deem necessary or appropriate in connection with the acquisition, development and financing of the Apartment Complex;

    (5) To prepay in whole or in part, refinance or modify the Construction and Permanent Mortgages or any other financing affecting the Apartment Complex;

    (6) To employ the Management Agent (which may be an Affiliate of the General Partners) and to pay reasonable compensation for its services;

    (7) To employ their respective Affiliates to perform services for, or sell goods to, the Partnership;

    (8) To execute contracts with FmHA, the State of Nevada, or the Authority, or any subdivision or agency thereof or any other government agency to make apartments or tenants in the Apartment
Complex eligible for any public-subsidy program;

    (9) To execute leases of some or all of the apartment units of the Apartment Complex to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity; and

    (10) To enter into any kind of activity and to perform and carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and documents which may be required under the laws of the State.

    6.2  Restrictions on Authority

    (a) Notwithstanding any other Section of this Agreement, the General Partners shall have no authority to perform any act in violation of applicable law, FmHA, Authority, or other government regulations, requirements of any Lender, or the Project Documents. In the event of any conflict between the terms of this Agreement and any applicable FmHA, Authority, or other government regulations or requirements of the Lender, the terms of such regulations or requirements shall govern. Neither shall the General Partners have any authority to do any of the following acts without the Consent of the Investment Limited Partner and the prior written consent of the Special Limited Partner:

    (1) To borrow in excess of $10,000 in the aggregate at any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated Loans or the Working Capital
Loan;

    (2) To borrow from the Partnership or commingle Partnership funds with funds of any other Person;

    (3) Following the Completion Date, to construct any new or replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except
(a) replacements and remodeling in the ordinary course of business or under emergency conditions or (b) construction paid for from insurance proceeds;

    (4)  To acquire any real property in addition to the Apartment
Complex;

    (5) Following Permanent Mortgage Closing, to increase, decrease (except through the fifty year amortization schedule provided for in the Permanent Mortgage) or refinance the Permanent Mortgage;

    (6) To rent apartments in the Apartment Complex such that the Apartment Complex would not meet the requirements of the Minimum Set Aside Test, the Rent Restriction Test, the Extended Use Agreement, or the Regulatory Agreement;

    (7) To sell, exchange or otherwise convey or transfer the Apartment Complex or substantially all the assets of the Partnership;

    (8)  To terminate any agreement with FmHA and/or any Authority;

    (9) To execute contracts with any agency, the State of Nevada or any subdivision or agency thereof or any other government agency to make apartments or tenants in the Apartment Complex eligible for any public subsidy program;

    (10) To cause the Partnership to commence a proceeding seeking any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment initiated by any Person other than the Partnership;

    (11) To execute leases of some or all of the apartment units of the Apartment Complex to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity;

    (12) To amend the Construction Contract, except for change orders approved by the Lender;

    (123) To pledge or assign any of the Capital Contribution of the Investment Limited Partner or the proceeds thereof; or

    (14) To do any act required to be approved or ratified by all limited partners under the Uniform Act.

    (b) Neither the Investment General Partner nor any Affiliate thereof shall be given an exclusive right to sell, or exclusive employment to sell, the Apartment Complex.

    (c)  In the event that any General Partner violates any provision of
Section 6.2(a), the Special Limited Partner shall give notice to the General Partners of such violation. If such violation has not been cured within five (5) business days of receipt of such notice, then the Special Limited Partner, in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, each pre-existing General Partner shall be deemed to have transferred (ratably in accordance with his respective Interest) to the additional General Partner, automatically and without further action, such portion of its General Partner interest so that the additional General Partner shall receive not less than a one per cent (1%) interest in the profits, losses, tax credits and distributions of the Partnership in consideration of the payment of $10. An additional General Partner so admitted shall automatically become the Managing General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to Section 6.13. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the pre-existing General Partners once again as the only General Partners, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement' and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.2(b) or to enable any additional General Partner admitted pursuant to this Section 6.2(b) to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

    6.3  Personal Services

    No General Partner or Affiliate thereof shall receive any salary or other direct or indirect compensation for any services or goods provided in connection with the Partnership or the Apartment Complex, except as may be specifically provided in Section 6.12 and Article XI or as to which the Consent of the Special Limited Partner shall have been obtained to the precise terms thereof prior to the commencement of such services or the provision of such goods. Any Partner may engage independently or with others in other business ventures of every nature and description including the ownership, operation, management, syndication and development of competing real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

    6.4  Business Management and Control

    Subject to the provisions of this Agreement, the General Partners shall have the exclusive right to control the business of the Partnership. The Investment Limited Partner shall have no right to take part in the management or control of the business of the Partnership or to transact any business in the name of the Partnership. No provision of this Agreement which makes the Consent of the Investment Limited Partner a condition for the effectiveness of an action taken by the General Partners is intended, and no such provision shall be construed, to give the Investment Limited Partner any participation in the control of the Partnership business. Both the Special Limited Partner and the Investment Limited Partner hereby consent to the exercise by the General Partners of the powers conferred on them by law and this Agreement, and the General Partners agree to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement.

    6.5  Duties and Obligations

    (a) The General Partners shall manage the affairs of the Partnership to the best of their ability, shall use their best efforts to carry out the purpose of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of their duties and the business of the Partnership. The General Partners shall promptly take all action which may be necessary or appropriate for the proper development, maintenance and operation of the Apartment Complex in accordance with the provisions of this Agreement, the Project Documents and applicable laws and regulations including, without limitation, funding the Construction and Development Fee to the extent Capital Contributions are insufficient. The General Partners are responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex.

    (b) The General Partners shall use their best efforts to cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable Lender, Authority, and other regulations, (ii) the Minimum Set-Aside Test and (iii) the Rent Restriction Test, and, if necessary, the General Partners shall also use their best efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.

    (c) The General Partners shall cause the Partnership to obtain and keep in force, during the term of the Partnership, comprehensive casualty insurance, including, but not limited to, fire and other risks generally included under "extended coverage" policies, workmen's compensation and public liability insurance in favor of the Partnership (i) with such companies and in such amounts as shall be satisfactory to FmHA and/or any Authority, or, if the Apartment Complex is no longer subject to FmHA or Authority regulation or requirements, as shall be customary for apartment complexes similar to the Apartment Complex, and (ii) in amounts which shall be (A) no less than those amounts which are customary in the area for apartment complexes such as the Apartment Complex, (B) in the case of the "extended coverage" portion, no less than the full replacement value of the Apartment Complex, (C) no less than such amounts as may be reasonably requested by the Investment Limited Partner and/or the Special Limited Partner from time to time, and (D) in any event, sufficient to prevent the Partnership from becoming a co-insurer under any such policies. No deductibles on such policies may exceed $1,000. The public liability insurance in favor of the Partnership shall be in an amount not less than $6,000,000 (of which up to $5,000,000 may be provided under an umbrella policy). Through the Completion Date, or such later date as may be required by the Construction Lender or FmHA, the General Partners shall also cause the Partnership to obtain and keep in force a builder's risk policy in favor of the Partnership in an amount not less than the greater of (i) the full replacement value of the Apartment Complex (excluding the value of the underlying land, the site utilities and the foundations) or (ii) such other amount as shall be required by FmHA or the Construction Lender. Throughout the term of the Partnership, the General Partners shall provide copies of all such policies (or binders) to the Investment Limited Partner promptly after their receipt thereof. Upon the request of the Investment Limited Partner to the General Partners, the General Partners shall cause the applicable insurer to name the Investment Limited Partner as an "additional insured" on each Partnership insurance policy.

    (d) The obligations of the General Partners hereunder shall be the joint and several obligations of each General Partner. Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of a General Partner from the Partnership.

    (e) The General Partners shall establish and maintain reasonable reserves to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership. At a minimum, the General Partners shall cause the Partnership to annually deposit $14,060 from its Cash Flow into replacement reserves; to the extent that Cash Flow (as determined before deduction of this reserve deposit) for any year shall be insufficient to make such deposit in full, the General Partners shall fund such shortfall from their own funds as a Subordinated Loan.

    (f) Each General Partner shall be bound by the Project Documents, and no additional General Partner shall be admitted if he, she or it has not first agreed to be bound by this Agreement (and assume the obligations of a General Partner hereunder) and by the Project Documents to the same extent and under the same terms as the other General Partners.

    (g) The General Partners shall take all actions necessary to ensure that the Investment Limited Partner receives the full amount of the Projected Credit, including, without limitation, the rental of apartments to Qualified Tenants and the filing of annual certifications as may be required. In this regard, the General Partners shall, inter alia, cause (i) the Partnership to satisfy all requirements imposed from time to time under the Code with respect to rental levels and occupancy by Qualified Tenants by the close of the first year of the Credit Period and throughout the Compliance Period so as to permit the Partnership to be entitled to the maximum available Tax Credit, (ii) the Partnership to comply with all State Tax Credit monitoring procedures, (iii) all Low-Income Apartment Units to be leased to Qualified Tenants, (iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (iv) all rental units in the Apartment Complex to be available to the general public and to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees.

    (h) On or before the Admission Date, the General Partners shall provide to the Investment Limited Partner either (i) an appraisal of the Apartment Complex prepared by a competent independent appraiser or (ii) completed FmHA Forms 1924-13 (estimate and certificate of actual cost) and 1930-7 (statement of budget, income and expense) or HUD project cost and budget analysis on Form 2264, or any successor FmHA or HUD form, any comparable form of a state or other governmental agency, including any applicable Tax Credit allocation agency, setting forth estimates with respect to construction and mortgage financing costs and initial rental income and operating expense figures for the Apartment Complex.

    (i) The General Partners shall (i) not store (except in compliance with all laws, ordinances, and regulations pertaining thereto) or dispose of any Hazardous Material at the Apartment Complex, or at or on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person for whose conduct any General Partner is or was responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto);
(iii) provide the Investment Limited Partner with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; (y) upon any General Partner's receipt of any notice to such effect from any Federal, state, or other governmental authority; and (z) upon any General Partner's obtaining knowledge of any incurrence of any expense or loss by any such governmental authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.

    (j) The General Partners shall request in writing of FmHA that FmHA cause the Investment Limited Partner to be named as an "interested party" in the Permanent Mortgage documents, so that FmHA will notify the Investment Limited Partner of any default or other problem under the Permanent Mortgage.

    (k)  The General Partners shall provide to the Special Limited
Partner, for its approval and written consent, prior to execution, a copy of the Extended Use Agreement to be entered into between the Partnership and the Authority.

    (l) Upon any reduction in the Capital Contribution of the Investment Partner, the General Partner shall file with the State an amendment to the Certificate pursuant to the requirements of the Uniform Act.

    (m) Within thirty (30) days following the Admission Date, the General Partners shall submit to Boston Capital evidence of the Partnership's engagement of Accountants, who have been approved by the Investment Limited Partner, to be responsible for the Partnership's audit and tax matter reporting obligations under Section 12.7 hereof.

    (n) In accordance with the Reservation of Tax Credits between the Authority and the Partnership dated July 21, 1995, the General Partners shall cause the Partnership to satisfy the Authority's requirement that 100% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 50% or less of area median income as adjusted for family size.

    (o)  Prior to the Construction Mortgage Closing, the General
Partners, pursuant to Section 4 of the FmHA Loan Agreement, shall deposit $74,000 with FmHA.

    6.6  Representations and Warranties

    The General Partners represent and warrant to the Investment Limited Partner as follows:

    (1) The Partnership is a duly organized limited partnership and validly existing under the laws of the State and has complied with all filing requirements necessary for its existence and to preserve the limited liability of the Investment Limited Partner and the Special Limited Partner. The Partnership is duly qualified as a foreign limited partnership and in good standing under the laws of the State of Nevada.

    (2) No event or proceeding has occurred or is pending or threatened which would (a) materially adversely affect the Partnership or its properties, or (b) materially adversely affect the ability of the General Partners or any of their Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against without recourse to Partnership assets in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following: (x) legal actions or proceedings before any court, commission, administrative body or other governmental authority having jurisdiction over the zoning applicable to the Apartment Complex; (y) labor disputes; and (z) acts of any governmental authority.

    (3) No default (or event which, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under this Agreement or under any material provision of the Project Documents, and the same are in full force and effect.

    (4)  No Partner or Related Person bears the Economic Risk of
Loss with respect to the Permanent Mortgage. No General Partner has, either on its own behalf or on behalf of the Partnership, incurred any financial responsibility with respect to the Partnership prior to the Admission Date, other than as disclosed in writing to the Investment Limited Partner prior to the Admission Date.

    (5) The Apartment Complex is being or has been completed in a timely manner in conformity with the Project Documents. There is no violation by the Partnership or the General Partners of any zoning, environmental or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, and the Partnership has complied with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex. All appropriate public utilities, including, but not limited to, water, electricity, gas (if called for in the plans and specifications), and sanitary and storm sewers, are or will be available and operating properly for each unit in the Apartment Complex at the time of the first occupancy of such unit.

    (6) The Partnership owns good and marketable fee simple tile to the Apartment Complex, subject to no material liens, charges or encumbrances other than those which (a) are both permitted by the Project Documents and are noted or excepted in commitment for title insurance, commitment number 9404296JS dated December 20,1995 in the amount of $1,406,000.00 issued by Lawyers' Title Insurance of Nevada, Inc. to the Partnership, and (b) do not materially interfere with use of the Apartment Complex (or any part thereof) for its intended purpose or have a material adverse effect on the value of the Apartment Complex.

    (7) The execution and delivery of all instruments and the performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each Affiliate of a General Partner which is a corporation have been or will be duly authorized by all necessary corporate or other action, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

    (8)  Any General Partner which is a corporation (a
"Corporation") a has been duly organized, is validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by any Corporation of this Agreement nor the performance of any of the actions of any Corporation contemplated hereby has constituted or will constitute a violation of (a) the articles of organization or by-laws of such Corporation, (b) any agreement by which such Corporation is bound or to which any of its property or assets is subject, or (c) any law, administrative regulation or court decree.

    (9) No Event of Bankruptcy has occurred with respect to any General Partner.

    (10) All accounts of the Partnership required to be maintained under the terms of the FmHA Loan Agreement, including, but not necessarily limited to, any account for replacement reserves, are currently or will be funded to the levels required by FmHA.

    (11) If the only General Partner(s) are one or more corporation(s) then the General Partner(s) have a net worth which satisfies the 89-12 Requirements.

    (12) All payments and expenses required to be made or incurred in order to complete construction of the Apartment Complex in conformity with the Project Documents, to fund any reserves hereunder or under any other Project Document required to be funded at or prior to the later of the Admission Date or Permanent Mortgage Closing, to satisfy all requirements under the Project Documents and/or which form the basis for determining the principal sum of the Permanent Mortgage and to pay the Construction and Development Fee have been or will be paid or provided for utilizing only (a) the funds available from the Construction Mortgage, (b) the Capital Contribution of the Investment Limited Partner, (c) the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Admission Date, (d) the available net rental income, if any, earned by the Partnership prior to Permanent Mortgage Closing (to the extent that it is permitted to be used for such purposes by FmHA or any authority), (e) any insurance proceeds and (f) any funds furnished by the General Partners pursuant to Sections 6.5(a) and 6.11(a).

    (13) The amount of Tax Credit which is expected to be allocated by the Partnership to the Investment Limited Partner is $33,144 for 1996, $61,189 per annum for each of the years 1997 through 2005
(inclusive) and $28,045 for 2006.

    (14) The Apartment Complex is being developed in a manner which satisfies and shall continue to satisfy all restrictions, including tenant income and rent restrictions, applicable to projects generating Tax Credits.

    (15) No General Partner, Affiliate of a General Partner or
Person for whose conduct any General Partner is or was responsible has ever: (i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored, transported, or disposed of, except if such storage, transport or disposition was and is at all times in compliance with all laws, ordinances, and regulations pertaining thereto; (ii) directly or indirectly transported, or arranged for transport, of any Hazardous Material (except if such transport was or is at all times in compliance with all laws, ordinances and regulations pertaining thereto); (iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any Federal, state or other governmental authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, by any Affiliate of a General Partner, or by any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; or (y) the incurrence of any expense or loss by any such governmental authority or by any other Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Apartment Complex or any such Site or Vessel.

    (16) To the best of the General Partners' knowledge, no Hazardous Material was ever or is now stored on, transported, or disposed of on the land comprising the Apartment Complex, except to the extent any such storage, transport or disposition was at all times in compliance with all laws, ordinances, and regulations pertaining thereto.

    (17) The General Partners have fulfilled and will continue to fulfill all of their duties and obligations under Section 6.5.

    6.7  Liability on the Permanent Mortgage

    Neither any General Partner nor any Related Person shall at any time bear the Economic Risk of lLoss for the payment of any portion of any Mortgage, and the General Partners shall not permit any other Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mortgage, except as may be expressly permitted with respect to the Construction Mortgage pursuant to Article III.

    6.8  Indemnification of the General Partners

    (a) No General Partner nor any Affiliate thereof shall have liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of any General Partner or Affiliate thereof if such General Partner or Affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of such General Partner or Affiliate thereof.

    (b) A General Partner or any Affiliate thereof may be indemnified by the Partnership against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with the Partnership, provided that all of the following conditions are met: (i) such General Partner has determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such loss, judgment, liability, expense or amount paid in settlement was not the result of negligence or misconduct on the part of such General Partner or Affiliate thereof; and (iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership, and not from the Limited Partners.

    (c) Notwithstanding the above, no General Partner or any Affiliate thereof performing services for the Partnership or any broker-dealer shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of Federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and the court approves the indemnification of such litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such litigation costs or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division, the Tennessee Securities Division, and any other applicable state securities administrator with respect to the issue of indemnification for securities law violations.

    (d) The Partnership shall not incur the cost of the portion of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

    (e) The Partnership may indemnify Affiliates of a General Partner under this Section 6.8 only if the loss involves activity in which such Affiliates acted in the capacity of a General Partner.

    (f) For purposes of this Section 6.8 only, the term "Affiliate" shall mean any Person performing services on behalf of the Partnership who
(i) directly or indirectly controls, is controlled by or is under common control with a General Partner; (ii) owns or controls ten per cent (10%) or more of the outstanding voting securities of a General Partner; (iii) is an officer, director, partner or trustee of a General Partner; or (iv) if a General Partner is an officer, director, partner or trustee, is any company for which such General Partner acts in any such capacity.

    6.9  Indemnification of the Partnership and the Limited
         Partners

    (a) The General Partners will indemnify and hold the Partnership and the Limited Partners harmless from and against any and all losses, damages and liabilities which the Partnership or any Limited Partner may incur by reason of the (a) past, present or future actions or omissions of the General Partners or any of their Affiliates, or (b) any liabilities to which either the Partnership or the Apartment Complex is subject; provided, however, that the foregoing indemnification shall not apply to (i) any Mortgage or (ii) necessary contractual obligations incurred pursuant to any Authority or Lender requirements in connection with the operation of the Apartment Complex in the ordinary course of business.

    (b) Notwithstanding the foregoing, no General Partner shall be liable to a Limited Partner or the Partnership for any act or omission for which the Partnership is required to indemnify such General Partner under
Section 6.8.

    (c) The General Partners shall indemnify, defend, and hold the Limited Partners harmless from and against any claim brought or threatened against any Limited Partner or any loss, damages, costs, obligations, judgments and expenses, of any nature whatsoever (as well as from any and all attorneys' fees and expenses incurred in connection with any such claim or loss) suffered or incurred by the Limited Partners under or (i) on account of the Hazardous Waste Laws or any similar laws or regulations, including the assertion of any lien thereunder, relating to the Apartment Complex, or (ii) on account of the presence of any Hazardous Material at the Apartment Complex. Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Limited Partners with counsel of the Limited Partners' selection, but at the expense of General Partners. Notwithstanding anything else set forth herein, this indemnification shall survive the withdrawal of any General Partner and/or the termination of this Agreement.

    6.10 Operating Deficits

    Subject to the prior written consent of FmHA (if such consent shall be required under applicable FmHA regulations), the General Partners shall be obligated from the later to occur of (i) Permanent Mortgage Closing or (ii) the Admission Date to advance funds to meet operating expenses (including full payment of the Reporting Fee and reserve deposits required pursuant to
Section 6.5(e) or by a Lender) and debt service of the Partnership which exceed operating income available for the payment thereof. In the event that the General Partners shall fail to make any such advance as aforesaid, the Partnership shall utilize amounts (the "Applied Amounts") otherwise payable to the General Partners or Affiliates thereof under Section 6.12 and/or Article X to meet the obligations of the General Partners pursuant to this Section 6.10. Such utilization of Applied Amounts shall constitute payment and satisfaction of the corresponding amounts payable to the General Partners or Affiliates thereof under Section 6.12 and/or Article X, with the proceeds thereof being applied to such obligations, and the obligation of the Partnership to make such payments to the General Partners or Affiliates thereof pursuant to Section 6.12 and/or Article X and (b) the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause it or one or more of its designees to be admitted to the Partnership as additional General Partner(s). An additional General Partner so admitted shall automatically, without the need for any further action by any Partner, become the Managing General Partner and be delegated all of the power and authority of all of the General Partners pursuant to Section 6.13, and each Partner hereby grants to any such additional General Partner a power of attorney, coupled with an interest and irrevocable to the extent permitted by law, to execute and deliver any and all instruments and documents which it believes to be necessary or appropriate in order to accomplish the purposes of this Section 6.10 and to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its obligations hereunder, and each other General Partner shall fully indemnify and hold harmless each additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

    For the purpose of this Section 6.10, all expenses shall be paid on a sixty (60)-day current basis. Moreover, the General Partners may in their sole discretion at any time advance funds to the Partnership to pay operating expenses and/or debt service of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test. All advances pursuant to this Section 6.10 (including any Applied Amounts) shall be Subordinated Loans repayable without interest in accordance with the provisions of Article X. The form and provisions of all Subordinated Loans shall conform to applicable rules and regulations.

    6.11 Obligation to Complete the Construction of the Apartment Complex

    (a) The General Partners shall complete the construction of the Apartment Complex substantially in accordance with the plans and specifications approved by any Authority and/or the Lender and all requirements necessary to obtain the required certificates of occupancy for dwelling units, or cause the same to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property, including refrigerators and ranges, and shall cause all necessary certificates of occupancy for all apartment units in the Apartment Complex to be obtained, all in accordance with the Project Documents. If the proceeds of the Construction and Permanent Mortgages, the net rental income, if any, of the Apartment Complex generated prior to the later of Permanent Mortgage Closing or the Admission Date and which is permitted by any Authority and/or the Lender to be utilized for any of the purposes hereinafter set forth, the Capital Contribution of the Investment Limited Partner, the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Admission Date, and any insurance proceeds arising out of casualties prior to the later of Permanent Mortgage Closing or the Admission Date as available from time to time are insufficient to (i) acquire and complete the construction of the Apartment Complex and satisfy all other obligations, all as provided in the first sentence of this Section 6.11(a), (ii) make the special distributions to the General Partners described in Section 10.3(c), (iii) pay the Construction and Development Fee, (iv) arrive at Permanent Mortgage Closing in conformity with the Project Documents, (v) discharge all Partnership liabilities and obligations arising out of any casualty giving rise to any such insurance proceeds, and
(vi) provide for all other payments and expenses required to be made or incurred through the later of Permanent Mortgage Closing or the Admission Date, including the funding of any reserves required hereunder or under any other Project Document and the repayment in full of all obligations under the Construction Mortgage, the General Partners shall be responsible for and obligated to pay such deficiencies and shall, to the extent permitted under the Project Documents and any applicable regulations or requirements of any Authority and/or the Lender, be reimbursed at or prior to the later of Permanent Mortgage Closing or the Admission Date only out of the proceeds designated in this sentence available from time to time after payment of all costs described in this sentence. Any amounts not reimbursed through the later of Permanent Mortgage Closing or the Admission Date or from the proceeds of the Capital Contribution of the Investment Limited Partner as provided in Section 5.1 shall not be reimbursable or otherwise change the Interest of any Person in the Partnership but shall be borne by the General Partners; provided, however, that, notwithstanding the foregoing, to the extent any such amounts represent items which are properly included in the Partnership's qualified basis for purposes of Section 42 of the Code and result in an increase in the amount of Tax Credit allocated and available to the Partnership over and above the amount of Tax Credit required in order to achieve State Designation ("Includable Items"), the General Partners shall make an additional Capital Contribution in the amount of the Includable Items and the Partnership shall utilize the proceeds of such additional Capital Contribution to pay the Includable Items. In the event that the General Partners shall fail to fund any such deficiency as required by this
Section 6.11(a), an amount not in excess of the next installment of the Construction and Development Fee due to the General Partners or any of their Affiliates under Section 6.12 or any other provision hereof shall be applied by the Partnership to meet such obligation of the General Partners, and, to the extent there may still be a deficiency, any amounts otherwise payable as the Annual Partnership Management Fee or distributable to the General Partners pursuant to Article X shall also be so applied. Any such application of funds as described in the immediately preceding sentence shall constitute a payment of the amount of the Fee or such other item which such funds had been earmarked to pay, and the obligation of the General Partners to advance such amount under this Section 6.11(a) shall be satisfied to the extent of such application.

    (b) The completion of the Apartment Complex shall be secured by a completion bond in an amount at least equal to the full amount of the construction contract for the Apartment Complex or by other security satisfactory to the Investment Limited Partner, which other security may include, but shall not be limited to, the following:

    (i) a written guaranty of completion by a Person, supported by financial statements demonstrating sufficient net worth or adequately collateralized by other real or personal properties or other Persons' guarantees; and/or

    (ii) a retention of a reasonable portion of the Capital
Contribution of the Investment Limited Partner and/or fees to the General Partners as a potential offset in the event the General
Partners do not perform in accordance with this Agreement.

    6.12 Certain Payments to the General Partners and Others

    (a) The Partnership shall pay to the General Partners a non-cumulative fee (the "Annual Partnership Management Fee") commencing in 1996 for their services in connection with the administration of the day to day business of the Partnership in an annual amount equal to $1600 per annum. The Annual Partnership Management Fee for each fiscal year of the Partnership shall be payable from Cash Flow in the manner and priority set forth in Section 10.3(a) to the extent Cash Flow is available therefor for such year.

    (b) The Partnership has entered into a Development Agreement of even date with the General Partners for their services in connection with the development and construction of the Apartment Complex. In consideration of such services and as consideration for the assignment described in Section 6.14, the Partnership shall pay to the General Partners (or their designee) a construction and development fee (the "Construction and Development Fee") in the total amount of $212,711, which fee shall be payable solely from the
Capital Contribution of the Investment Limited Partner   The Construction
and Development Fee shall be payable $58,830 from the proceeds of the First Installment, $79,885 from the proceeds of the Second Installment and $78,996 from the proceeds of the Third Installment. Any portion of the Construction and Development Fee not paid from the Installments, shall be payable only in accordance with the provisions of Sections 10.3(a) and 10.3(b), of, if not sooner paid, on December 31, 2006 in accordance with the provisions of
Section 4.2.

    (c) The Partnership shall pay to Boston Capital or an Affiliate thereof a fee (the "Reporting Fee") commencing in 1996 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partner and assisting with the preparation of tax returns and the reports required by Section 12.7 in the annual amount equal to $1,600. The Reporting Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.3(a); provided, however, that if in any fiscal year commencing with 1996, Cash Flow is insufficient to pay the full amount of the Reporting Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction as provided in
Article X.

    6.13 Delegation of General Partner Authority

    If there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or General Partners.

    Every contract, deed, mortgage, lease and other instrument executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Partnership was in existence, (b) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partners (except as shown in certificates or other instruments duly filed in the Filing Office) and (c) the execution and delivery of such instrument was duly authorized by the General Partners. Any Person may always rely on a certificate addressed to him and signed by any General Partner hereunder:

    (1) As to who are the General Partners or Limited Partners hereunder;

    (2) As to the existence or nonexistence of any fact which constitutes a condition precedent to acts by the General Partners or in any other manner germane to the affairs of the Partnership;

    (3) As to who is authorized to execute and deliver any instrument or document of the Partnership;

    (4) As to the authenticity of any copy of this Agreement, the Certificate and any amendments thereto; or

    (5) As to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

    6.14  Assignment to Partnership

    The General Partners hereby transfer and assign to the Partnership all of their right, title and interest in and to the Apartment Complex and in and to all of the Project Documents, including, but not limited to, the following: (i) all contracts with architects, supervising architects, engineers and contractors with respect to the development of the Apartment Complex; (ii) all plans, specifications and working drawings heretofore prepared or obtained in connection with the Apartment Complex; (iii) all governmental commitments and approvals obtained, and applications therefor, including, but not limited to, those relating to planning, zoning, building permits and Tax Credit; (iv) any and all commitments with respect to any Mortgage(s); (v) any and all contracts or rights with respect to any agreements with the Lender and/or any Authority; and (vi) any other work product related to the Apartment Complex and/or the Partnership.

    6.15 Withholding of Fee Payments. In the event that (a) the General Partners or any successor General Partner shall not have substantially complied with any material provisions under this Agreement, or (b) any financing commitment of any lender, or any agreement entered into by the Partnership for financing related to the Apartment Complex shall have terminated prior to their respective termination date(s), or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, then
(i) the General Partners shall be in default of this Agreement, and the Partnership shall withhold payment of any fees payable pursuant to Sections 6.12(a) and (b), and (ii) the General Partners shall be liable for the Partnership's payment of any and all installments of the Construction and Development Fee payable pursuant to Section 6.12(b), to the extent that the Investment Limited Partner has withheld any Installment(s) pursuant to
Section 5.3 as a result of the above-described default.

    All amounts so withheld by the Partnership under this Section 6.15 shall be promptly released only after the General Partners have cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investment Limited Partner.

ARTICLE VII

Withdrawal of a General Partner; New General Partners

    7.1  Withdrawal

    (a) No General Partner shall Withdraw from the Partnership (other than by reason of death or adjudication of incompetence or insanity) or sell, assign or encumber its Interest without the Consent of the Investment Limited Partner and all the other General Partners except that if the Special Limited Partner or a designee thereof becomes a General Partner, it shall not require the consent of any other General Partner to transfer all or any portion of its interest as a General Partner, other than as may be required under the Uniform Act. In the event of any Withdrawal by a General Partner in violation of this Section 7.1, such General Partner, in addition to being subject to any and all other legal remedies which may be pursued by the Partners, shall forfeit to the remaining General Partners or, if there are none, to the Special Limited Partner or its designee, such General Partner's Interest and all unpaid fees from the Partnership and shall remain liable for all of the Withdrawing General Partner's obligations under this Agreement. In addition, upon such Withdrawal and transfer, the Special Limited Partner or its designee shall automatically become a General Partner without further action by the Withdrawing General Partner or any other Partner and each Partner hereby consents to such transfer and to the admission of the Special Limited Partner or its designee as a General Partner in such a situation. Such transfer shall occur automatically upon such Withdrawal without further action by such Withdrawing General Partner.

    (b) If at any time the only General Partners shall be one or more corporations (or partnerships with corporations as sole general partners), they shall be obligated to have a net worth which satisfies the 89-12 Requirements. If the General Partners shall at any time fail to meet the requirements of this Section 7.1(b), then they shall be deemed to have withdrawn from the Partnership in violation of the provisions of this
Section 7.1 and shall be subject to the provisions of Section 7.1(a).

    7.2  Obligation to Continue

    Upon the Withdrawal of a General Partner, the remaining General
Partners shall have the right and obligation to continue the business of the Partnership employing its assets and name, all as contemplated by the Uniform Act. Within thirty (30) days after they obtain knowledge of the Withdrawal of a General Partner, the remaining General Partners shall notify the Investment Limited Partner of such Withdrawal.

    7.3  Withdrawal of All General Partners

    If, following the Withdrawal of a General Partner, there is no remaining General Partner, the Investment Limited Partner and the Special Limited Partner, subject to the provisions of the Uniform Act, may elect to reconstitute the Partnership and continue the business of the Partnership for the balance of the term specified in Section 2.4 by selecting a successor General Partner. If the Investment Limited Partner and Special Limited Partner elect to reconstitute the Partnership pursuant to this
Section 7.3 and admit the designated successor General Partner, the relationship among the then Partners shall be governed by this Agreement.

    7.4  Interest of General Partner After Permitted Withdrawal

    In the event of the Withdrawal of a General Partner not in violation of Section 7.1 and except as otherwise provided in Section 4.5(b), the Withdrawing General Partner hereby covenants and agrees to transfer to the remaining General Partners or to a successor General Partner selected in accordance with Section 7.3, as the case may be, such portion of the Withdrawing General Partner's Interest as such remaining or successor General Partners may designate, such transfer to be made in consideration of the payment by the transferee of either the agreed value of such Interest or, if such value is not agreed to, the fair market value of such Interest as determined by a committee of three qualified real estate appraisers, one selected by the Withdrawing General Partner, one selected by the transferee and a third selected by the other two. The portion of the Withdrawing General Partner's Interest designated to be transferred in accordance with the provisions of this Section 7.4 shall be sufficient to ensure the continued treatment of the Partnership as a partnership under the Code and as a limited partnership under the Uniform Act, and, for the purposes of
Article X, shall be deemed to be effective as of the date of Withdrawal, but the Partnership shall not make any distributions to the designated transferee until the transfer has been made. Any holder of any portion of the Interest of a Withdrawing General Partner which is not designated to be transferred to the remaining or successor General Partners pursuant to the provisions of this Section 7.4 shall become an Additional Limited Partner but (i) with the same share of the profits, losses, tax credits, Cash Flow and other distributions to which the holder of such Interest was entitled when held as a General Partner Interest, and (ii) shall not participate in the votes or Consents of the Investment Limited Partner hereunder. The admission of any successor or additional General Partner shall be subject to the consent of the Lender and/or any Authority (if required) and the Consent of the Investment Limited Partner.

    7.5  Admission of Additional General Partner(s) under Certain
Circumstances

    In the event each of the General Partners is a corporation and the General Partners at any time, or from time to time, fail to have a net worth which satisfies the 89-12 Requirements, then, at the election of the Special Limited Partner, the Special Limited Partner or its designee(s) shall be admitted (and each hereby agrees to be admitted), automatically and without further action by them or any Partner, as additional General Partner(s), notwithstanding any other provision of this Agreement. The General Partners hereby agree to take all action necessary to implement this Section 7.5. Further, the General Partners agree in such event to give prompt written notice thereof to each Lender and Authority. If any Lender or Authority rejects the admission of any additional General Partner so admitted as a General Partner, then such additional General Partner shall withdraw as a General Partner promptly after an additional General Partner acceptable to each Lender and Authority is admitted to the Partnership. Simultaneously with such admission, each of the previously admitted General Partners shall be deemed to have assigned proportionally to the additional General Partner(s), automatically and without further action, such portion of its General Partner interest so that the additional General Partner shall receive not less than a one per cent (1%) interest (or such greater percentage as may be required either (i) in the opinion of the Tax Accountants, to assure the partnership status of the Partnership for Federal income tax purposes or (ii) by any Agency) in the profits, losses, tax credits and distributions of the Partnership in consideration of $1.00 and any other consideration which may be agreed upon. An additional General Partner so admitted shall automatically become the Managing General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to Section 6.13. Each such additional General Partner shall remain a General Partner until a Lender or Authority shall object thereto in writing or until such time as, in the opinion of the Tax Accountants, the Partnership would continue to be treated as a partnership for Federal income tax purposes notwithstanding their Withdrawal. At such time, each such additional General Partner may, at its option, then Withdraw without the approval of the Limited Partners upon reassignment of its entire Interest to the remaining General Partners. Each Partner hereby grants to the Special Limited Partner a special power of attorney irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 7.5 or to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner.

ARTICLE VIII

Transferability of Limited Partner Interests

    8.1  Assignments

    (a) Except by operation of law (including the laws of descent and distribution) or Section 8.1(b), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partners, the giving or withholding of which is exclusively within their discretion.

    (ba) A Limited Partner, without the consent of the General Partners, may assign to any Person all or any portion of the economic benefits of the ownership of its Interest (a "Disposition"); provided, however, that such Disposition shall not be binding on the Partnership until there shall have been filed with the Partnership by registered mail certified copies of an executed and acknowledged assignment and the written acceptance by the assignee of all the terms and provisions of this Agreement; if such assignment and acceptance are not so filed, the Partnership need not recognize such Disposition for any purpose. An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have, and shall only have, the right to receive the share of allocations and distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited Partner.
Any assigning Limited Partner whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner. Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.

    (bc) Every assignee of a Limited Partner Interest (or any portion thereof) who desires to make a further Disposition of its Interest shall be subject to all the provisions of this Article VIII.

    8.2  Substituted Limited Partner

    No Limited Partner shall have the right to substitute an assignee as Limited Partner in its place. Subject to Section 8.3, the General Partners may, however, in their sole discretion, permit an assignee to become a Substituted Limited Partner. The consent of the General Partners to an assignment of a Limited Partner Interest under Section 8.1 shall not, in and of itself, constitute permission under this Section 8.2.

    Any Substituted Limited Partner shall execute such instrument or instruments as shall be required by the General Partners to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.

    8.3  Additional Restrictions

    (a)  No Disposition may be made if such Disposition would violate
Section 13.1.

    (b) In no event shall all or any part of a Limited Partner interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.

    (c) Any sale, exchange, transfer or other Disposition in contravention of any of the provisions of this Section 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

ARTICLE IX

Working Capital Loan; Borrowings

    9.1  Working Capital Loan

    In order to comply with Paragraph 5(a) of the FmHA Loan Agreement, the General Partners have advanced or will advance prior to the Permanent Mortgage Closing to the Partnership $29,600, which amount has been deposited by the Partnership in its general operating account (the "Working Capital Loan"). The Working Capital Loan shall not bear interest and shall be repaid (i) to the extent permitted by FmHA, out of the Partnership funds not required for other Partnership purposes, (ii) out of any funds which FmHA designates as a return to the Partnership of such deposit to the Partnership's general operating account or (iii) as set forth in Article X.

    9.2  Borrowings

    All Partnership borrowings shall be subject to the terms of this Agreement, including, but not limited to, the restrictions of Section 6.2, any may be made from any source, including Partners and their Affiliates. Any Partnership borrowings from any Partner shall be subject to the prior written consent of FmHA (if required under applicable FmHA regulations or requirements). If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not be an increase of such Partner's Capital Contribution. If any Partner shall so lend monies, each such loan shall be an obligation of the Partnership and (except for advances required by Section 6.11(A), Section 9.1 and Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party.
ARTICLE X

    Profits, Losses, Tax Credits, Distributions and Capital Accounts

    10.1 Profits, Losses and Tax Credits

    (a)  Subject to Section 10.1(c) and Section 10.4, for each
Partnership fiscal year or portion thereof, all profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and tax credits incurred or accrued on or after the Commencement Date, other than those arising from a Capital Transaction, shall be allocated 99% to the Investment Limited Partner and 1% to the General Partners.

    (b) Except as otherwise specifically provided in this Article, all profits and losses arising from a Capital Transaction shall be allocated to the Partners as follows:

    As to profits:

First, that portion of profits (including any profits treated as ordinary income for Federal income tax purposes) shall be allocated to the Partners who have negative Capital Account balances in proportion to the amounts of such balances, provided that no profits shall be allocated to a Partner under this Clause First to increase any such Partner's Capital Account above zero;

Second, profits in excess of the amounts allocated under Clause First above shall be allocated to the General Partners in an amount equal to the amount of cash distributed or available to be distributed to them pursuant to Clause Second of Section 10.2(b) as to the particular Capital Transaction;

Third, profits in excess of the amounts allocated under Clauses First and Second above shall be allocated to the Investment Limited Partner in an amount equal to the amount of cash required to pay to the Investment Limited Partner the full amount (including interest) of any Credit Recovery Loans;

Fourth, profits in excess of the amounts allocated under Clauses First, Second and Third above shall be allocated (i) to the Investment Limited Partner in an amount equal to the sum of (a) its Invested Amount plus (b) the full amount (including interest) of any Credit Recovery Loans and (ii) to each other Limited Partner in an amount equal to the amount of its respective paid-in Capital Contribution, reduced (but not below zero) in the case of each Limited Partner (whether under clause (i) or clause (ii)) by the sum of (A) the total amount of all prior cash distributions made to such Limited Partner pursuant to Section 10.2(b), Clause Sixth plus (B) the positive balance in the Capital Account of such Limited Partner prior to the allocation made pursuant to this Clause Fourth; Partner's Capital Account to exceed such Limited Partner's share of Partnership Minimum Gain plus such Limited Partner's share, if any, of Partner Non-Recourse Debt Minimum Gain. Any losses which are not allocated to a Limited Partner by virtue of the application of this Section 10.1(c) shall be allocated to the General Partners. For the purposes of this
Section 10.1(c), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

ARTICLE X
ALLOCATION OF TAXABLE INCOME, TAX LOSSES, TAX CREDITS
AND CASH DISTRIBUTIONS

    10.1.  Allocation of Taxable Income, Tax Losses and Tax Credits.

    A.   General.  Subject to the special allocations set forth in this
Article X, Taxable Income, Tax Credits and Tax Losses for each fiscal year of the Partnership (or part thereof) other than those to be allocated pursuant to Section 10.1B or Section 10.3 hereof, shall be allocated: (a) first, Taxable Income shall be allocated among the Partners in amounts equal to Cash Flow distributed or distributable to such Partners for such fiscal year pursuant to Section 10.3(a), Clause Fifth; (b) any balance of Taxable Income, and all Tax Credits and Tax Losses for such fiscal year shall be allocated 99% to the Investment Limited Partner, and 1% to the General Partners.

    B. Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated 99% to the Investment Limited Partner and 1% to the General Partners.

    C.   Partner Nonrecourse Deductions.  Any Partner Nonrecourse
Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the Economic Risk of Loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

    10.2. Allocation of Taxable Income and Tax Losses from Capital Transactions. Subject to the special allocations set forth in this Article X, Taxable Income and Tax Losses from Capital Transactions shall be allocated to the Partners as follows:

    (i)  Taxable Income from Capital Transactions shall be allocated:

         (a) first, to the Partners with negative Capital Accounts pro rata in such amounts as will result in the elimination of the negative Capital Accounts of such Partners; provided, however, that if Taxable Income to be allocated pursuant to this Section 10.2(i)(a) is insufficient to eliminate all negative Capital Accounts, such Taxable Income will be allocated to Partners with negative Capital Accounts in the proportion that each such Partner's negative Capital Account bears to the total of all such Negative Capital Accounts;

         (b) second, in the amount and to the extent necessary to increase the Partners' respective Capital Accounts to equal the amounts distributable under Sections 10.3(b), clause Second, then Seventh, then Eighth;

         (c) then, the balance, if any, of such Taxable Income shall be allocated 50% to the General Partners and 50% to the Investment Limited Partner.

    (ii)  Tax Losses from Capital Transactions shall be allocated:

         (a) first, to the extent of the respective positive balances in the Partners' Capital Accounts; and

         (b) any balance, 99% to the Investment Limited Partner and 1% to the General Partners.

    (iii) Notwithstanding the foregoing provisions, if Taxable Income to be allocated includes income treated as ordinary income for federal income tax purposes because such Taxable Income is attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, such Taxable Income, to the extent treated as ordinary income, shall be allocated to and reported by the Partners in proportion to their accumulated depreciation allocations. The Partnership shall keep records of such allocations of depreciation to the Partners. In determining the accumulated depreciation allocations of the Partners, depreciation deductions for each taxable year shall be deemed allocated to the Partners in the same proportion as the Taxable Income or Tax Losses in that particular taxable year were allocated to the Partners.

    10.2.1.  Allocations among the General Partners.

    All allocations and distributions of cash, Taxable Income, Tax Losses, and Tax Credits to the General Partners as a class shall be allocated among the General Partners in proportion to their Percentage Interest.

    10.3  Cash Distributions Prior to Dissolution

    (a)  Cash Flow

    Subject to FmHA Authority and Lender approval (if required), Cash Flow for each fiscal year or portion thereof of the Partnership shall be applied as follows:

    First, to the payment of the Reporting Fee for such year and for any previous year(s) as to which the Reporting Fee shall not yet have been paid in full;

    Second, to the payment of any deferred Construction and Development
Fee;

    Third, to the repayment of any Subordinated Loans;

    Fourth, to the payment of the Asset Management Fee in an amount not to exceed the difference between (i) $1,600 and (ii) the amount of Cash Flow for such year applied under Clause Second above, to the repayment of the Deferred Development Fee; and

    Fifth, the balance thereof, if any, shall be distributed annually, within seventy-five (75) days after the end of the fiscal year, 35% to the Investment Limited Partner and 65% to the General Partners; provided, however, that during such time as Authority and/or FmHA regulations are applicable to the Apartment Complex, the total amount of Cash Flow which may be so distributed to the Partners in respect to any fiscal year shall not exceed such amounts as Authority and/or FmHA regulations permit to be distributed.

    (b)  Distributions of other than Cash Flow

    Prior to dissolution, if the General Partners shall determine from time to time that cash is available for distribution from a Capital Transaction, such cash shall be applied or distributed as follows:

    First, to the payment of all matured debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to the Capital Transaction), excluding (i) debts and liabilities of the Partnership to Partners or their Affiliates and (ii) all unpaid fees owing to the General Partners or their Affiliates; and to the establishment of any reserves which the General Partners and the Auditors shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

    Second, to the payment of any deferred Construction and Development
Fee;

    Third, if the Permanent Mortgage is in place at the time of such Capital Transaction or if such Capital Transaction constitutes a refinancing of the Permanent Mortgage, to the General Partners in an aggregate amount equal to 5% of the proceeds remaining after the payment of the items set forth in Clause First of this Section 10.23(b);

    Fourth, to the payment of the Reporting Fee for such year and for any previous year as to which the Reporting Fee has not been paid in full;

    Fifth, to the payment to the Investment Limited Partner of the full amount (including interest) of any Credit Recovery Loans;

    Sixth, to the repayment of any Subordinated Loans;

    Seventh, to the repayment of any then-unpaid debts and liabilities owed to Partners or Affiliates thereof by the Partnership for Partnership obligations (exclusive of Credit Recovery Loans and Subordinated Loans) to any of them, including, but not limited to, accrued and unpaid, the Annual Partnership Management Fee for the fiscal year of the Capital Transaction, and Reporting Fees, but excluding the Working Capital Loan; provided, however, that any debts or obligations to be repaid to any Limited Partner or Affiliate thereof pursuant to this Clause Sixth shall be repaid prior to the repayment of any such debts or obligations to any General Partner or Affiliate thereof;

    Eighth, to the payment to each Limited Partner of an amount equal to its Invested Amount, in each case minus any prior distributions made to such Partner under this Clause SixthSeventh, but never an amount less than zero;

    Ninth, to the repayment to the General Partners of their paid-in Capital Contributions minus any prior distributions made to them under this Clause SeventhEighth and under Section 10.23(c), but never an amount less than zero;

    Tenth, other than in the instance of a refinancing of the Permanent Mortgage, to each Partner in an amount equal to the positive balance in its Capital Account, after the above distributions in this Section 10.3(b); and

    Eleventh, any balance 50% to the Investment Limited Partner and 50% to the General Partners.

    Notwithstanding the foregoing, however, for the purpose of determining the amounts to be distributed under Clauses Ninth and Eleventh for a particular Capital Transaction, any distribution to the General Partners under Clause Second for such Capital Transaction shall be credited against and reduce any distributions which would otherwise be made to the General Partners under Clauses Ninth and Eleventh (with such credit operating first against Clause Ninth distributions and then against Clause Eleventh distributions), and the amount not distributed to the General Partners under Clauses Ninth and Eleventh as a result thereof shall be distributed as if it were additional proceeds of such Capital Transaction. Any proceeds of a Capital Transaction distributed to the General Partners under Clause Second which are not currently credited against a distribution to the General Partners under either of Clause Ninth or Clause Eleventh from such Capital Transaction shall be applied as additional credits against any distributions to the General Partners under either of Clauses Ninth and Eleventh which may be the result of any future Capital Transactions.

    10.4  Distributions Upon Dissolution

    (a) Upon dissolution and termination, after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Sections 10.1, 10.2, and 10.4(b). If any General Partner has a negative Capital Account balance following the liquidation of the Partnership or of the General Partner's Interest in the Partnership within the meaning of Treasury Regulation
Section 1.704-1(b)(ii)(g), excluding from such General Partner's negative Capital Account balance, (a) such General Partner's Share of Minimum Gain, and (b) any other amount that such General Partner is deemed to be obligated to restore to the Partnership under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or otherwise under the Treasury Regulations promulgated under Code Section 704(b), and after taking into account all Capital Account adjustments (including adjustments arising from the liquidation) for the Partnership taxable year during which such liquidation occurs, other than those made pursuant to this Section, such General Partner shall be unconditionally obligated to restore the amount of such negative Capital Account balance to the Partnership by the end of such taxable year (or, if later, within 90 days after the date of liquidation). Amounts contributed to the Partnership in respect of such General Partner's obligation to restore negative Capital Account balances shall be paid to creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances, if any, as of the date of liquidation.

    (b) With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such profits and losses shall be allocated to the Partners in accordance with Section 10.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), "unrealized appreciation, or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under Regulation Section 1.704-1(b). This Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this
Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partners with the Consent of the Investment Limited Partner.

    10.5  Allocations Among Partners.

    A. For purposes of determining the Taxable Income (or Tax Losses) or any other items allocable to any period, Taxable Income (or Tax Losses) and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partners using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

    B. Taxable Income, Tax Losses, and Tax Credits for all purposes of this Agreement shall be determined in accordance with the accrual accounting method. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations, including allocation of Book Profits and Losses, shall be divided among the Partners in the same proportions as they share Taxable Income, Tax Credits, and Taxable Losses, as the case may be, for such fiscal year.

    C. In any year in which a Partner sells, assigns or transfers all or any portion of an Interest to any Person who during such year is admitted as a substitute Partner, the share of all Taxable Income, Tax Losses, and Tax Credits, allocated to and of all Cash Flow and all cash proceeds distributable under Section 10.3 or 10.4 distributed to, all Partners which is attributable to the Interest sold, assigned or transferred shall be divided between the assignor and the assignee using any one of the following methods as determined by agreement between the assignor and assignee: (i) ratably on the basis of the number of days in such year before, and the number of days on and after, the execution by the assignee of this Agreement, or (ii) by dividing the Partnership fiscal year into two segments, the first segment being the time period in such year before the execution by the assignee of this Agreement and the second segment being the time period in such year beginning on the date of execution of this Agreement, and allocating Taxable Income, Tax Losses, Tax Credits, Cash Flow, and all cash proceeds distributable in each such segment among the persons who were Partners during that segment, or (iii) using such other method as provided by the Code or regulations thereunder.

    D. In the event that there is a determination that there is any original issue discount or imputed interest attributable to the Capital Contribution of any Partner, or any loan between a Partner and the Partnership, any income or deduction of the Partnership attributable to such imputed interest or original issue discount on such Capital Contribution or loan (whether stated or unstated) shall be allocated solely to such Partner.

    E. In the event that the deduction of all or a portion of any fee paid or incurred by the Partnership to a Partner or an Affiliate of a Partner is disallowed for federal income tax purposes by the Internal Revenue Service with respect to a taxable year of the Partnership, the Partnership shall then allocate to such Partner an amount of gross income of the Partnership for such year equal to the amount of such fee as to which the deduction is disallowed.

    F. If any Partner's Interest in the Partnership is reduced but not eliminated because of the admission of new Partners or otherwise, or if any Partner is treated as receiving any items of property described in Section 751(a) of the Code, the Partner's Interest in such items of Section 751(a) property that was property of the Partnership while such Person was a Partner shall not be reduced, but shall be retained by the Partner so long as the Partner has an Interest in the Partnership and so long as the Partnership has an Interest in such property.

    G. The Partners are aware of the income tax consequences of the allocations made by this Article X and hereby agree to be bound by the provisions of this Article X in reporting their shares of Partnership income and loss for income tax purposes.

    H.  Except as otherwise provided in this Agreement, all Taxable
Income, Tax Losses, Tax Credits, Book Profits and Losses, and cash distributions shall by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Capital Contribution of the class of Partners of which such Partner is a member.

    10.6  Qualified Income Offset.

         (i) Notwithstanding any other provision of this Article X, in the event any Partner unexpectedly receives (a) an adjustment to the Capital Account balance of such Partner as described in Section 1.704-1(b)(2)(ii)(d)(4) of the Treasury Regulations, (b) an allocation to such Partner of loss or deduction of the type described in Section 1.704-1(b)(2)(ii)(d)(5) of the Treasury Regulations, or (c) a distribution to such Partner in excess of any offsetting increase in the Partner's Capital Account balance during or prior to the year of distribution, items of Partnership Taxable Income and of income that constitute a credit to such Partner's Capital Account shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations under Code Section 704(b), the Qualified Income Offset Amount (defined in Section 10.6(ii)) created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 10.6(i) shall be made only if and to the extent that such Partner would have a Qualified Income Offset Amount after all other allocations provided for in this Article have been tentatively made as if this Section 10.6(i) were not in this Agreement.

         (ii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Tax Losses of the Partnership be allocated to a Partner if such allocation would result in such Partner having a Qualified Income Offset Amount" (as defined below). As used herein, the term "Qualified Income Offset Amount" for a Partner means the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year after giving effect to the following adjustments: (i) credit to such Capital Account an amount equal to (a) the Partner's Share of Minimum Gain immediately prior to the allocation or distribution and (b) the sum of such Partner's allocable share of any recourse indebtedness of the Partnership as determined under Section 752 of the Code and any unconditional obligation of such Partner to contribute additional amounts to the capital of the Partnership in the future (to the extent not previously taken into account in determining such Partner's share of recourse liabilities of the Partnership) and (ii) debit to such Capital Account the allocations or distributions described in Section 10.6(i) that, as of the end of the taxable year, are reasonably expected to be made to such Partner. All Tax Losses in excess of the limitation set forth in this Section 10.06(ii) shall be allocated to the General Partners.

    10.7. Minimum Gain Allocations. A.Notwithstanding any other provisions of this Article X, if in any year there is a net decrease in the amount of the Partnership's Minimum Gain, each Partner will be allocated items of Taxable Income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, within the meaning of Treasury Regulation 1.704-2(g)(2), and subject to the exceptions set forth in Treasury Regulation 1.704-2(f).

    Allocations of Taxable Income and gain (hereinafter referred to as a "Minimum Gain Chargeback") required pursuant to this Section 10.7 shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property (or if such gains exceed the amount of the Minimum Gain Chargeback required for such taxable year, the Minimum Gain Chargeback shall consist of a proportionate share of each such gain), and the remainder of such Minimum Gain Chargeback shall consist of a pro-rata portion of the other items of Taxable Income and gain of the Partnership for that year. If the amount of the Minimum Gain Chargeback requirement exceeds the Partnership's Taxable Income and gains for the taxable year, the excess shall carry over to subsequent years.

    B. If in any year there is a net decrease (within the meaning of Treasury Regulations Section 1.704-2(i)(3) in Partner Nonrecourse Debt Minimum Gain, any Partner with a share of that Member Nonrecourse Debt Minimum Gain (determined under Treasury Regulation 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of profits and gains for that year (and if necessary, subsequent years) equal to that Partner's share of the net decrease in Member Nonrecourse Debt Minimum Gain in accordance with Treasury Regulation Section 1.704-2(i)(4).

    10.8 Regulatory Allocations. The allocations set forth in Sections 10.1B, 10.1C, 10.6 and 10.7 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Taxable Income, Tax Losses and items of income, gain, loss, or deduction pursuant to this
Section 10.8. Therefore, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the General Partners shall make such offsetting special allocations of Taxable Income, Tax Losses, and items of income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Sections 10.1A and 10.2. In exercising its discretion under this Section 10.8, the General Partners shall take into account future Regulatory Allocations under Section 10.7 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 10.1B and 10.1C.

    10.9 Partners' Partnership Non-recourse Liabilities. For purposes of Code Section 752, each Partner's share of Partnership non-recourse liabilities shall be determined in accordance with Treasury Regulation 1.752-3(a) or successor regulation. In this connection, for purposes of determining each Partner's proportionate share of the excess non-recourse liabilities of the Partnership pursuant to Treasury Regulation 1.752-3(a), the Investment Limited Partner shall have a 99% interest in Partnership Taxable Income or profits and the General Partners shall have a 1% interest in Partnership Taxable Income or profits.

    10.10  Tax Allocations:  Code Section 704(c).  In accordance with Code
Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 10.12 hereof).

    In the event the Gross Asset Value of any Partnership properties is adjusted pursuant to Section 10.11 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code
Section 704(c) and the Treasury Regulations thereunder.

    Any elections or other decisions relating to such allocations shall be made by the General Partners with the Consent of the Limited Partners, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Book Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

    10.11.  Tax Matters Partner.

    A. Dean R. Greenwalt hereby is designated as Tax Matters Partner of the Partnership, and shall engage in such undertakings as are required of the Tax Matters Partner of the Partnership, as provided in regulations pursuant to Section 6231 of the Code. Each Partner, by its execution of this Agreement, Consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.

    B.   The Tax Matters Partner is hereby authorized, but not required:

         (a) to enter into any settlement with the Internal Revenue
Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;

         (b) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United States Claims Court;

         (c) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

         (d) to file a request for an administrative adjustment with the Internal Revenue Service at any time and, if any part of such request is not allowed by the Internal Revenue Service, to file a petition for judicial review with respect to such request;

         (e)  to enter into an agreement with the Internal Revenue
Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

         (f) to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

    C. The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses (including any reimbursement of the Tax Matters Partner for expenses that it may incur under the following sentence) shall be made before any distributions are made from Cash Flow or any discretionary reserves are set aside by the General Partner. The General Partner shall have the obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 8.07 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

    10.12  Capital Accounts

    A. A Capital Account shall be maintained on the books of the Partnership for each Partner, which shall be (i) credited with its Capital Contributions and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner; (ii) credited with its distributive share of Taxable Income and any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Taxable Income; (iii) charged with its distributive share of Tax Losses and any nondeductible expenditures of the Partnership (including Syndication Expenses) described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this Section 10.12; and (iv) charged with any distributions to it and with the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

    In the case of property other than cash contributed to the Partnership or distributed to a Partner, each Partner's Capital Account will be credited with the Gross Asset Value of property contributed to the Partnership (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) and shall be debited with the cash and the Gross Asset Value of property distributed to it (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject). In the event the Gross Asset Values of Partnership assets are adjusted pursuant to Section 10.12B hereof, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

    Upon the sale, exchange or other transfer of an Interest, or the assignment of such Interest to a new Partner, the Capital Account of the transferor Partner shall carry over to the transferee Partner.

    B. For purposes of determining and maintaining the Partners' Capital Accounts, the Gross Asset Value of Partnership assets shall be adjusted as follows:

         (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

         (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partners, as of the following times: (a) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) upon liquidation of the Partnership, or upon the distribution by the Partnership to a Partner of more than a de minimis amount of money or other Partnership property to a retiring or continuing Partner as consideration for an Interest in the Partnership or (c) under generally accepted industry accounting practices, provided substantially all of the Partnership's property (excluding money) consists of stock, securities, commodities, options, warrants, futures, or similar instruments that are readily tradeable on an established securities market; and

         (iii) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) of this Section 10.12, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Book Profits and Losses, as set forth in Section 10.12B.

    C. For purposes of determining and maintaining the Partners' Capital Accounts and the computation of Book Profits and Losses only, the following adjustments shall be made to the calculation of Taxable Income and Tax Losses reflected in the Partners' Capital Accounts:

         (i) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

         (ii) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such Taxable Income or Tax Losses, there shall be taken into account Book Depreciation for such fiscal year or other period, computed as hereinafter set forth.

         (iii) For this purpose, "Book Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis.

         (iv) Allocations of Book Profits and Losses among the Partners shall be made in accordance with the provisions of this Article X respecting allocations of Taxable Income and Tax Losses among the Partners.

    10.4 Special Provisions

    (a) Except as otherwise provided in this Agreement, all profits, tax exempt income, losses, non-deductible non-capitalizable expenditures, tax credits and cash distributions shared by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.

    (b)  Notwithstanding the foregoing provisions of this Article X:

    (i) If (a) the Partnership incurs recourse obligations or Partner Non-Recourse Debt (including, without limitation, Subordinated Loans) or (b) the Partnership incurs losses from extraordinary events which are not recovered from insurance or otherwise (collectively, "Recourse Obligations") in respect of any Partnership taxable year, then the calculation and allocation of profits and losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations shall be allocated to the Partner or Partners that bear the economic risk of loss (within the meaning of Treasury Regulation Section l.704-T(b) (4) (iv) (k) (1)) with respect to such obligations in the ratio in which they bear the economic risk of loss (or to the General Partners in the case of extraordinary events); and second, the balance of such deductions shall be allocated as provided in Section 10.1(a).

    (ii) If any profit arises from the sale or other disposition of any Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated.
In the event that subsequently-enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner who has not received the benefit of those items giving rise to such other recapture income.

   (iii) If the Partnership shall receive any purchase money indebtedness in partial payment of the purchase price of the Apartment Complex and such indebtedness is distributed to the Partners pursuant to the provisions of Section 10.2(b) or Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner: On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners based on Section 10.2(b) or Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.

    (iv) Income, gain, loss and deduction with respect to any asset which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-1(b) and its basis computed for Federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of Section 704(c) of the Code and Treasury Regulation
Section 1.704-1(b) (2) (iv) (g).

    (v) The terms "profits" and "losses" used in this Agreement shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury Regulation
Section 1.704-1(b) (2) (iv). Profits and losses for Federal income tax purposes shall be allocated in the same manner as set forth in this Article X, except as provided in Section 10.4(b) (iv).

    (vi) If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner will be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (a) the portion of such Partner's share of the net decrease in Partnership Minimum Gain during the year that is allocable to the disposition of Partnership property subject to one or more Partnership Non-Recourse Liabilities or (b) the deficit balance in such Partner's Capital Account at the end of such year. For purposes of the foregoing clause (b), a Partner's Capital Account shall be determined
(A) prior to taking into account any other allocations for the year,
(B) by excluding from such negative Capital Account balance the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account, (C) by treating each Partner's share of Partnership Minimum Gain as an obligation to restore a negative balance in such Partner's Capital Account and (D) by treating a Partner's share of the minimum gain attributable to Partner Non-Recourse Debt with respect to which such Partner or a Related Person bears the economic risk of loss for such debt as an obligation to restore a negative balance in such Partner's Capital Account. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704-lT(b) (4) (iv) (e) under Section 704 of the Code. For purposes of this Section 10.4(b) (vi), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

   (vii) If there is a net decrease in Partner Non-Recourse Debt Minimum Gain during a Partnership taxable year, then each Partner with a share of the minimum gain attributable to such debt at the beginning of such year will be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (a) the portion of such Partner's share of the net decrease in Partner Non-Recourse Debt Minimum Gain that is allocable to the disposition of Partnership property subject to such debt or (b) the negative balance in such Partner's Capital Account at the end of such year. For purposes of the foregoing clause (b), a Partner's Capital Account shall be determined (A) prior to taking into account any other allocations for the year, (B) by excluding from such deficit Capital Account balance the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account, (C) by treating each Partner's share of Partnership Minimum Gain as an obligation to restore a negative balance in such Partner's Capital Account and (D) by treating a Partner's share of the minimum gain attributable to Partner Non-Recourse Debt with respect to which such Partner or a Related Person bears the economic risk of loss as an obligation to restore a negative balance in such Partner's Capital Account. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704-1T(b) (4) (iv) (A) under Section 704 of the Code. For purposes of this Section 10.4(b) (vii), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

   (viii) If a Limited Partner unexpectedly receives (a) an allocation of loss or deduction or expenditures described in Section 705(a) (2) (B) of the Code made (1) pursuant to Section 704(e) (2) of the Code to a donee of an Interest, (2) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (3) pursuant to Regulation Section 1.751-1(b) (2) (ii) as a result of a distribution by the Partnership of unrealized receivables or inventory items or (b) a distribution, and such allocation and/or distribution would cause the negative balance in such Partner's Capital Account to exceed (i) such Partner's share of Partnership Minimum Gain plus (ii) the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account, then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative balance as quickly as possible. For purposes of this Section 10.4(b) (viii), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

    (ix) In the event that any fee payable to any General Partner or any Affiliate thereof shall instead be determined to be a non-deductible, non-capitalizable distribution from the Partnership to a Partner for Federal income tax purposes, then there shall be allocated to such General Partner an amount of gross income equal to the amount of such distribution.

    (x) In applying the provisions of Article X with respect to distributions and allocations, the following ordering of priorities shall apply:

(1) Capital Accounts shall be deemed to be reduced by Qualified Income Offset Items.

(2) Capital Accounts shall be reduced by distributions of Cash
Flow under Section 10.2(a).

(3) Capital Accounts shall be reduced by distributions from Capital Transactions under Section 10.2(b).

(4) Capital Accounts shall be increased by any minimum gain chargeback under Section 10.4(b) (vi) or Section 10.4(b) (vii)

(5) Capital Accounts shall be increased by any qualified income offset under Section 10.4(b) (viii)

(6) Capital Accounts shall be increased by allocations of profits under Section 10.1(a).

(7) Capital Accounts shall be reduced by allocations of losses under Section 10.1(a).

(8) Capital Accounts shall be reduced by allocations of losses under Section 10.1(b).

(9) Capital Accounts shall be increased by allocations of profits under Section 10.1(b).

    (xi) To the maximum extent permitted under the Code, allocations of profits and losses shall be modified so that the Partners' Capital Accounts reflect the amounts they would have reflected if adjustments required by Sections 10.4(b) (vi), 10.4(b)
(vii) and 10.4(b) (viii) had not occurred.

    10.13 Authority of the General Partners to Vary Allocations to Preserve and Protect the Partners' Intent

    (a) It is the intent of the Partners that each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Agreement, the General Partners are hereby authorized and directed to allocate profits, tax-exempt income, losses, nondeductible non-capitalizable expenditures and credits (and items thereof) arising in any year differently than otherwise provided for in this Agreement to the extent that allocating profits, tax-exempt income, losses, nondeductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) not to be permitted by Section 704(b) of the Code. Any allocation made pursuant to this Section 10.13 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.

    (b) In making any allocation (the "New Allocation") under Section 10.13(a), the General Partners are authorized to act only after having been advised in writing by the Tax Accountants that, under Section 704(b) of the Code, (i) the New Allocation is necessary, and (ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current year or in any preceding year, each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code.

    (c) If the General Partners are required by Section 10.13(a) to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for herein, then the General Partners are authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by Section 704(b) of the Code, to allocate profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and each item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement.

    (d) New Allocations made by the General Partners under Section 10.13(a) and Section 10.13(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.

ARTICLE XI

Management Agent

    A. The General Partners shall engage the Management Agent to manage the Apartment Complex pursuant to the Management Agreement. The Management Agent shall receive a Management Fee of those amounts payable from time to time by the Partnership to the Management Agent for management services in accordance with a management contract approved by FmHA or, when the Apartment Complex is not subject to FmHA regulation, in accordance with a reasonable and competitive fee arrangement. From and after the Admission Date, the Partnership shall not enter into any Management Agreement or modify or extend any Management Agreement unless (i) the General Partners shall have obtained the prior written consent of FmHA (if required) and the Special Limited Partner to the identity of the Management Agent and the terms of the Management Agreement or the modification or extension thereof and (ii) such new Management Agreement or modified or extended Management Agreement provides that it is terminable by the Partnership on thirty (30) days' notice by the Partnership in the event of any change in the identity of the General Partners.

    B. Notwithstanding the foregoing, however, should the Investment General Partner or an Affiliate thereof perform property management services for the Partnership, property management, rent-up or leasing fees shall be paid to the Investment General Partner or such Affiliate only for services actually rendered and shall be in an amount equal to the lesser of (i) fees competitive in price and terms with those of non-affiliated Persons rendering comparable services in the locality where the Apartment Complex is located and which could reasonably be available to the Partnership, or (ii) five per cent (5%) of the gross revenues of the Apartment Complex. No duplicate property management fees shall be paid to any Person.

    C. If (i) the Management Agent is a General Partner or an Affiliate of a General Partner, and (a) the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six months after notice from the applicable governmental agency or department or (b) the Partnership shall not have Cash Flow of at least $3,394 during any year after 1996, or (ii) an Event of Bankruptcy shall occur with respect to the Management Agent, or (iii) the Management Agent shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement or (iv) there is any change in the identity of the General Partners, or (v) the Management Agent is cited by FmHA or any Authority, including any Tax Credit monitoring or compliance agency of the State of Nevada or any other governmental agency for a violation or alleged violation of any applicable rules, regulations or requirements, including, but not limited to, non-compliance with the Minimum Set-Aside Test, the Rent Restriction Test or any other Tax Credit-related provision, then, upon request by the Special Limited Partner and subject to FmHA approval, if required, the General Partners must cause the Partnership to promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special Limited Partner, which new Management Agent shall not be an Affiliate of a General Partner. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI.C. Subject to FmHA approval, if required, the Partnership shall not enter into any future management arrangement or renew or extend any existing management arrangement or renew or extend any existing management arrangement unless such arrangement is terminable without penalty upon the occurrence of the events described in this Article XI.

    D. The General Partners shall have the duty to manage the Apartment Complex during any period when there is no Management Agent.


ARTICLE XII

Books and Records, Accounting, Tax Elections, Etc.

    12.1 Books and Records

    The Partnership shall maintain all books and records which are required under the Uniform Act or by any governmental agency having jurisdiction and may maintain such other books and records as the General Partners in their discretion deem advisable. Every Limited Partner, or its duly authorized representatives, shall at all times have access to the records of the Partnership at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records. A list of the names and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request. A reasonable charge for copy work may be charged by the Partnership.

    12.2 Bank Accounts

    The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General Partners shall determine. Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine. All deposits (including security deposits and other funds required to be escrowed by FmHA) and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable Authority or Mortgage requirements, in interest bearing accounts or invested in United States Government obligations maturing within one year.

    12.3 Auditors

    (a)  The Auditors shall prepare, for execution by the General
Partners, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February l of each year, the Auditors shall deliver the tax returns for such year to the Tax Accountants for their review and comment. If a dispute arises between the Auditors and the Tax Accountants over the proper preparation of the tax returns and such dispute cannot be resolved by the Auditors and the Tax Accountants by March 1 of such year, then the Tax Accountants shall make the final decision on whether any changes are necessary. The Partnership shall reimburse Boston Capital Communications Limited Partnership for all costs and expenses paid to the Tax Accountants for the aforementioned services.

    (b) The Auditors shall audit and certify all annual financial reports to the Partners in accordance with generally accepted auditing standards.

    (c) If the Partnership fails to fulfill any of its obligations under
Section 12.7(a) (i) and/or Section 12.7(a) (ii) within the time periods set forth therein, at any time thereafter upon notice from the Special Limited Partner that a change in the identity of the Auditors is desired, the General Partners, on behalf of the Partnership, shall promptly terminate the Partnership's engagement of the Auditors, and the prior written consent of the Special Limited Partner must be received to the appointment of replacement Auditors. If no such consent is received to the appointment of replacement Auditors within thirty (30) days of the notice from the Special Limited Partner to replace the Auditors, then the Special Limited Partner shall appoint replacement Auditors of its own choosing, the cost of which shall be borne by the Partnership as a Partnership expense. All Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law, coupled with an interest, to so appoint replacement Auditors and to do anything else which in the view of the Special Limited Partner may be necessary or appropriate to accomplish the purposes of this Section 12.3(c).

    12.4 Cost Recovery and Elections

    (a) With respect to all depreciable assets for which cost recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof.

    (b)  The Partnership shall elect under Temporary Treasury Regulation
Section 1.469-4T(k) (2) to treat its rental real estate activities as a separate activity from the activities of any other entity.

    (cb) Subject to the provisions of Section 12.5, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partners in such manner as will, in the opinion of the Auditors, be most advantageous to the Investment Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof.

    12.5 Special Basis Adjustments

    In the event of a transfer of all or any part of the Interest of the Investment Limited Partner or a transfer of all or any part of an interest of a partner and/or a holder of a beneficial assignee certificate of the Investment Limited Partner, the Partnership shall elect, upon the request of the Investment Limited Partner, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner or holder of a beneficial assignee certificate thereof. Each Partner will furnish the Partnership all information necessary to give effect to such election.

    12.6 Fiscal Year

    The fiscal and tax year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

    12.7 Information to Partners

    (a) The General Partners shall cause to be prepared and distributed to all Persons who were Partners at any time during a fiscal year of the
Partnership:

    (i) Within forty-five (45) days after the end of each fiscal year of the Partnership, (A) a balance sheet as of the end of such fiscal year, a statement of income, a statement of partners' equity, and a statement of cash flows, each for the year then ended, all of which, except the statement of cash flows, shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Auditors containing an opinion of the Auditors, and (B) a report of the activities of the Partnership during the period covered by the report. With respect to any distribution to the Investment Limited Partner, the report called for shall separately identify distributions from (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of property and investments, (4) lease payments on net leases with builders and sellers, (5) reserves from the gross proceeds of the Capital Contribution of the Investment Limited Partner, (6) borrowed monies, and (7) transactions outside of the ordinary course of business with a description thereof.

    (ii) Within thirty (30) days after the end of each fiscal year of the Partnership, all information relating to the Partnership and/or the Apartment Complex which is necessary, in the view of the Tax Accountants, for the preparation of the Limited Partners' Federal income tax returns.

    (iii) Within thirty (30) days after the end of each quarter of a fiscal year of the Partnership, a report containing:

(A) a balance sheet, which may be unaudited;

(B) a statement of income for the quarter then ended, which may be unaudited;

(C) a statement of cash flows for the quarter then ended, which may be unaudited; and

(D) a certification of the General Partners that the Apartment
Complex and its tenants are in compliance with all applicable federal, state and local requirements and regulations;

(E) a low-income housing tax credit monitoring form, a copy of the rent roll for the Apartment Complex, a statement of income and expenses, an operating statement and an Occupancy/Rental
Report, all in the form specified by Boston Capital
Communications Limited Partnership;

(F) all other information which would be pertinent to a reasonable investor regarding the Partnership and its activities during the quarter covered by the report.

    (b) Within sixty (60) days after the end of each fiscal year of the Partnership a copy of the annual report to be filed with the United States Department Treasury concerning the status of the Apartment Complex as low-income housing and any reports filed in connection with compliance monitoring conducted by the Authority.

    (c) Upon the written request of the Investment Limited Partner for further information with respect to any matter covered in item (a) or item
(b) above, the General Partners shall furnish such information within thirty
(30) days of receipt of such request.

    (d) Prior to October 15 of each year, the Partnership shall send to the Investment Limited Partner an estimate of the Investment Limited Partner's share of the tax credits, profits and losses of the Partnership for Federal income tax purposes for the current fiscal year. Such estimate shall be prepared by the General Partners and the Auditors.

    (e) Within fifteen (15) days after the end of any calendar quarter during which:

    (i) there is a material default by the Partnership under any Project Document or in the payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

    (ii) any reserve has been reduced or terminated by application of funds therein for purposes materially different from those for which such reserve was established,

    (iii) the General Partners have received any notice of a material fact which may substantially affect further distributions or Tax Credit allocations to any Limited Partner, or

    (iv) any Partner has pledged or collateralized its Interest in the Partnership,

the General Partners shall send the Investment Limited Partner a detailed report of such event.

    (f) After the Admission Date, the Partnership shall send to the Investment Limited Partner, on or before the tenth day of each month, the monthly housing credit monitoring form, and copies of all applicable periodic reports covering the status of project operations from the previous period, as may be required by FmHA or any Authority.

    (g) Within fifteen (15) days after the end of each quarter of the Partnership's fiscal year, the Partnership shall send to the Investment Limited Partner a report on operations, in the form supplied by the Investment Limited Partner.

    (h) The General Partners shall cause the Partnership to send to the Investment Limited Partner a copy of each Construction Mortgage draw requisition and any notification or correspondence from the Construction Lender indicating that any such draw will not be paid as requisitioned.
Upon receipt, the Partnership shall send to the Investment Limited Partner copies of the Form(s) 8609 evidencing the Tax Credit allocation. Promptly after Permanent Mortgage Closing, the General Partners shall send to Boston Capital Communications Limited Partnership a closing binder containing photocopies of the fully-executed versions of all documents signed in connection with the Permanent Mortgage. The General Partners hereby consent to any Authority's providing Boston Capital Communications Limited Partnership with copies of all material communications between any such office and the General Partners and/or the Partnership, including, but not limited to, any notices of default. From and after any date upon which the General Partners receive notice from the Investment Limited Partner that the Investment Limited Partner would like copies of the monthly rent rolls for the Apartment Complex to be sent to Boston Capital Communications Limited Partnership, the General Partners shall send copies of the rent rolls to Boston Capital Communications Limited Partnership no later than ten (10) days after the expiration of each month.

    (i) If the earlier of (A) the Completion Date or (B) the date upon which tenants first occupied apartment units in the Apartment Complex shall have occurred six months or more prior to the date upon which the Investment Limited Partner acquired its Interest in the Partnership, then the General Partners shall cause to be prepared and delivered to the Investment Limited Partner within sixty (60) days of the Admission Date the following items:

    (i) An unaudited statement of income of the Partnership for the year (or such shorter period as there may be from the date of the most recent audited statement of income of the Partnership) ended on the date upon which the Investment Limited Partner acquired its Interest in the Partnership; and

    (ii) An audited statement of income of the Partnership for any fiscal year of the Partnership ending between (A) the earlier of (1) the Completion Date or (2) the date upon which tenants first occupied apartment units in the Apartment Complex and (B) the date upon which the Investment Limited Partner acquired its Interest in the Partnership.

    (j) Within thirty (30) days of the Completion Date, the General Partners shall prepare, or cause the Auditors to prepare, and deliver to each Limited Partner a Tax Credit basis worksheet for each building in the Apartment Complex, all in a form specified by Boston Capital Communications Limited Partnership.

    (k) If the General Partners do not cause the Partnership to fulfill its obligations under Section 12.7(a) (i) and/or Section 12.7(a) (ii) within the time periods set forth therein, the General Partners shall pay as damages the sum of $500 per day (plus interest at a rate equal to the general base rate of interest established by The First National Bank of Boston or its successors and assigns and announced by it as the rate charged by it to its prime commercial customers on short-term unsecured borrowings as its "base rate" from time to time in effect plus 3%) to the Investment Limited Partner until such obligations shall have been fulfilled. Such damages shall be paid forthwith by the General Partners, and failure to so pay shall constitute a material default of the General Partners hereunder. In addition, if the General Partners shall so fail to pay, the General Partners and their Affiliates shall forthwith cease to be entitled to the Annual Partnership Management Fee and to the payment of any Cash Flow or Capital Transaction proceeds to which they may otherwise be entitled hereunder. Such payments of the Annual Partnership Management Fee, Cash Flow and Capital Transaction proceeds shall be restored only upon the payment of such damages in full, and any amount of such damages not so paid shall be deducted against payments of the Annual Partnership Management Fee, Cash Flow and Capital Transaction proceeds otherwise due to the General Partners or their Affiliates.

    (l) On or before January 31 of each Partnership fiscal year, the Partnership shall send to the Investment Limited Partner copies of the certificates, memoranda of insurance or other evidence satisfactory to the Investment Limited Partner that insurance policies required to be maintained on the Apartment Complex pursuant to Section 6.5(c) are in force, accompanied by a certificate of the General Partners stating that such insurance policies satisfy the requirements of Section 6.5(c).

    12.8 Expenses of the Partnership

    (a) All expenses of the Partnership shall be billed directly to and paid by the Partnership.

    (b) Except in extraordinary circumstances, neither the Investment General Partner nor any Affiliate thereof shall be permitted to contract or otherwise deal with the Partnership for the sale of goods or services or the lending of money to the Partnership or the General Partners, except for (i) management services, subject to the restrictions set forth in Article XI.B.,
(ii) loans made by, or guaranteed by, the Investment General Partner or any of its Affiliates, and (iii) those dealings, contracts or provision of services described in the Investment Partnership Agreement or the Prospectus. Extraordinary circumstances shall only be presumed to exist where there is an emergency situation requiring immediate action and the services required are not immediately available from unaffiliated parties. All services rendered under such circumstances must be rendered pursuant to a written contract which must contain a clause allowing termination without penalty on sixty (60) days' notice. Goods and services provided under such circumstances must be provided at the lesser of actual cost or the price charged for such goods or services by independent parties.

    (c) In the event extraordinary circumstances arise, the Investment General Partner and its Affiliates may provide construction services in connection with the Apartment Complex. Neither the Investment General Partner nor any of its Affiliates shall provide such services unless it believes it has an adequate staff to do so and unless such provision of goods and construction services is part of its ordinary and ongoing business in which it has previously engaged, independent of the activities of the Investment Limited Partner. Any such services must be reasonable for and necessary to the Investment Limited Partner, actually furnished to the Investment Limited Partner, and provided at the lower of 10% of the construction contract rate with respect to the Apartment Complex or 90% of the competitive price charged for such services by independent parties for comparable goods and services in the same geographic location (except that in the case of transfer agent, custodial and similar banking-type fees, and insurance fees, the compensation, price or fee shall be at the lesser of costs or the compensation, price or fee of any other Person rendering comparable services as aforesaid). Cost of services as used herein means the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spent on such services or other method of allocation acceptable to the accountants for the Investment Limited Partner.

    (d) All services provided by the Investment General Partner or any Affiliate thereof pursuant to Section 12.8(c) must be rendered pursuant to the Investment Partnership Agreement or a written contract which precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty upon sixty (60) days' notice to the Investment General Partner by a vote of a majority in interest of the limited partners and assignees of beneficial interests in the Investment Limited Partner.

    (e) No compensation or fees may be paid by the Partnership to the Investment General Partner or its Affiliates except as described in the Investment Partnership Agreement or in the Prospectus.


ARTICLE XIII


General Provisions

    13.1 Restrictions by Reason of Section 708 of the Code

    No Disposition may be made if the Interest sought to be Disposed of, when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of the Disposition, could, in the opinion of tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code. This Section
13.1 shall have no application to any required repurchase of the Investment Limited Partner's Interest. Any Disposition in contravention of any of the provisions of this Section 13.1 shall be void ab initio and ineffectual and shall not bind or be recognized by the Partnership. Notwithstanding the foregoing provisions of this Section 13.1, however, the Investment Limited Partner may waive the provisions of this Section 13.1 at any time as to a Disposition or series of Dispositions, and in the event of such a wavier, this Section 13.1 shall have no force or effect upon such Disposition or series of Dispositions.

    13.2 Amendments to Certificate

    Within one hundred twenty (120) days after the end of any Partnership fiscal year in which the Investment Limited Partner shall have received any distributions under Article X, the General Partners shall file an amendment to the Certificate reducing by the amount of its allocable share of such distribution the amount of Capital Contribution of the Investment Limited Partner as stated in the last previous amendment to the Certificate. However, Schedule A shall not be amended on account of any such distribution.

    The Partnership shall amend the Certificate at least once each calendar quarter to effect the substitution of substituted Limited Partners, although the General Partners may elect to do so more frequently. In the case of assignments, where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith hereunder.

    Notwithstanding the foregoing provisions of this Section 13.2, no such amendments to the Certificate need be filed by the General Partners if the Certificate is not required to and does not identify the Limited Partners or their Capital Contributions in such capacity.

    13.3 Notices

    Any notice called for under this Agreement shall be in writing and shall be deemed adequately given if actually delivered or if sent by registered or certified mail, postage prepaid, to the party for whom such notice is intended at such party's last address of record on the Partnership books.

    13.4 Word Meanings

    The words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, and each gender (masculine, feminine and neuter) shall include the other genders, unless the context requires otherwise. Each reference to a "Section" or an "Article" refers to the corresponding Section or Article of this Agreement, unless specified otherwise. References to Treasury Regulations (permanent or temporary) or Revenue Procedures shall include any successor provisions.

    13.5 Binding Effect

    The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

    13.6 Applicable Law

    This Agreement shall be construed and enforced in accordance with the laws of the State.

    13.7 Counterparts

    This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

    13.8 Financing Regulations

    So long as any of the Project Documents are in effect, (a) each of the provisions of this Agreement shall be subject to, and the General Partners covenant to act in accordance with, the Project Documents; (b) the Project Documents shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns to the extent expressly provided therein; (c) upon any dissolution of the Partnership or any transfer of the Apartment Complex, no title or right to the possession and control of the Apartment Complex and no right to collect the rent therefrom shall pass to any Person who is not, or does not become, bound by the Project Documents and other FmHA documents in a manner satisfactory to FmHA; (d) no amendment to any provision of the Project Documents shall become effective without the prior written consent of FmHA (if required); and (e) the affairs of the Partnership shall be subject to FmHA regulation, and no action shall be taken which would require the consent or approval of FmHA unless the prior consent or approval of FmHA shall have been obtained. No new Partner shall be admitted to the Partnership, and no Partner shall withdraw from the Partnership or be substituted for without the consent of FmHA (if such consent is then required). No amendment to this Agreement relating to matters governed by FmHA regulations or requirements shall become effective until the prior written consent of FmHA (if required) to such amendment shall have been obtained.

    Any conveyance or transfer of title to all or any portion of the Apartment Complex required or permitted under this Agreement shall in all respects be subject to all conditions, approvals and other requirements of FmHA rules and regulations applicable thereto.

    13.9 Separability of Provisions

    Each provision of this Agreement shall be considered separable and (a) if for any reason any provision is determined to be invalid, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and (b) if for any reason any provision would cause the Investment Limited Partner to be bound by the obligations of the Partnership (other than the rules and regulations of FmHA and the requirements of any other Lender), such provision or provisions shall be deemed void and of no effect.

    13.10     Paragraph Titles

    All article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

    13.11     Amendment Procedure

    This Agreement may be amended by the General Partners only with the Consent of the Investment Special Limited Partner.

    13.12     Time of Admission

    The Investment Limited Partner shall be deemed to have been admitted to the Partnership as of the Commencement Date for all purposes of this Agreement, including Article X; provided, however, that if regulations are issued under the Code or an amendment to the Code is adopted which would require, in the opinion of the Auditors, that the Investment Limited Partner be deemed admitted on a date other than as of the Commencement Date, then the General Partners shall select a permitted admission date which is most favorable to the Investment Limited Partner.

    WITNESS the execution hereof under seal as of the 1st day of July, 1996.

ORIGINAL (WITHDRAWING)                    GENERAL PARTNERS:
LIMITED PARTNERS:


/s/ Bucky H. Fong                         /s/ Bucky H. Fong
Bucky H. Fong                            Bucky H. Fong



/s/ Carl W. Eatough                          /s/ Carl W. Eatough
Carl W. Eatough                             Carl W. Eatough



/s/ Dean R. Greenwalt                      /s/ Dean R. Greenwalt
Dean R. Greenwalt                             Dean R. Greenwalt


INVESTMENT LIMITED PARTNER:               SPECIAL LIMITED PARTNER:

BOSTON CAPITAL TAX CREDIT                   BCTC 94, INC.
FUND IV LIMITED PARTNERSHIP,
    a Delaware limited
    partnership                                By: /s/ Bonnie Kate Fox
                                                Bonnie Kate Fox
                                                Attorney in fact for
By: Boston Capital Associates                    John P. Manning
    IV Limited Partnership,
    its general partner

         By:  C & M Associates d/b/a
              Boston Capital Associates,
              its general partner


              By: /s/ Bonnie Kate Fox
                 a general partner




STATE OF California SS.

COUNTY OF Sacramento_______________

    BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above-named Carl W. Eatough, known to me to be the person who executed the foregoing instrument, and, being duly sworn, acknowledged that the statements therein are true and that he did sign the same as his free act and deed.

    WITNESS my hand and official seal this 12th _____ day of June, ____________, 1991_.



    Notary Public


    Name (Printed)
    My Commission Expires:
    My County of Residence:



STATE OF California

COUNTY OF Sacramento SS.________________

    BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above-named Dean R. Greenwalt, known to me to be the person who executed the foregoing instrument, and, being duly sworn, acknowledged that the statements therein are true and that he did sign the same as his free act and deed.

    WITNESS my hand and official seal this ____ day of _______, 1991_.


    Notary Public


    Name (Printed)
    My Commission Expires:
    My County of Residence:



STATE OF California

COUNTY OF Sacramento SS.

    BEFORE ME, the undersigned Notary Public in and for said County and State, personally appeared the above-named Dean R. Greenwalt, known to me to be the person who executed the foregoing instrument, and, being duly sworn, acknowledged that the statements therein are true and that he did sign the same as his free act and deed.

    WITNESS my hand and official seal this ____ day of _______, 1991_.


    Notary Public


    Name (Printed)
    My Commission Expires:
    My County of Residence:



COMMONWEALTH OF MASSACHUSETTS     )
     SS.
COUNTY OF SUFFOLK  )

    BEFORE ME, the undersigned Notary Public in and for sad County and Commonwealth, personally appeared the above-named _________________________ known to me to be a general partner of C & M Associates d/b/a Boston Capital Associates, which is the general partner of Boston Capital Associates IIV Limited Partnership, Boston Capital Associates IIV Limited Partnership being the general partner of Boston Capital Tax Credit Fund IIV Limited Partnership, who, being duly sworn, acknowledged that he did sign the foregoing instrument, that the statements therein contained are true and that the same is the duly authorized free act and deed of Boston Capital Tax Credit Fund IIV Limited Partnership.

    WITNESS my hand and official seal this ____ day of _______________, 199_.


    Notary Public


    Name (Printed)
    My Commission Expires:
    My County of Residence:





COMMONWEALTH OF MASSACHUSETTS     )
                   )   SS.
COUNTY OF          )

    BEFORE ME, the undersigned Notary Public in and for said County and Commonwealth, personally appeared the above-named __________________ known to me to be the __________________ of BCTC 94, Inc., who, being duly sworn, acknowledged that he did sign the foregoing instrument, that the statements therein contained are true and that the same is the duly authorized free act and deed of BCTC 94, Inc.

    WITNESS my hand and official seal this _____ day of _____________, 1995.



    Notary Public


    Name (Printed)
    My Commission Expires:
    My County of Residence:



PAHRUMP VALLEY INVESTORS, A
 WYOMING LIMITED PARTNERSHIP

Schedule A

As of
July 1, 1996

General Partners                                       Capital Contributions

Bucky N. Fong                                                 $33.33
7800 Bartley Court
Granite Bay, CA 95669

Carl W. Eatough                                                  $33.33
7500 Willow Lane
Loomis, CA 95650

Dean R. Greenwalt                                              $33.34
6405 Antelope Avenue
Cheyenne, Wyoming 82009
                                                           ________
                                                                $100.00


    Investment                      Total Agreed-to             Paid-In
Limited Partner              Capital Contribution       Capital Contribution*

Boston Capital Tax Credit             $339,599               $100
  Fund IV Limited
 Partnership
c/o Boston Capital
 Partners, Inc.
313 Congress Street
Boston, Massachusetts 02210-1232







*Paid-in Capital Contribution as of the date of this Schedule A. Future Installments of Capital Contribution are subject to adjustment and are due at the times and subject to the conditions set forth in the Certificate Agreement to which this Schedule is attached.